Exhibit 10.2

THIRD AMENDED AND RESTATED LOAN AGREEMENT

among

ZB, N.A. dba ZIONS FIRST NATIONAL BANK,

as Lender,

CLARUS CORPORATION

BLACK DIAMOND EQUIPMENT, LTD.

BLACK DIAMOND RETAIL, INC.

EVEREST/SAPPHIRE ACQUISITION, LLC

BD NORTH AMERICAN HOLDINGS, LLC

PIEPS SERVICE, LLC

BD EUROPEAN HOLDINGS, LLC

SIERRA BULLETS, L.L.C.,

as Co-Borrowers

and

THE OTHER

LOAN PARTIES FROM TIME TO TIME PARTY HERETO

Effective Date: August 21, 2017

THIRD AMENDED AND RESTATED LOAN AGREEMENT

This Third Amended and Restated Loan Agreement is made and entered into as of August 21, 2017 (the “Effective Date”) by and among ZB, N.A. dba Zions First National Bank, as Lender, Clarus Corporation, a Delaware corporation (f/k/a Black Diamond, Inc.); Black Diamond Equipment, Ltd., a Delaware corporation; Black Diamond Retail, Inc., a Delaware corporation; Everest/Sapphire Acquisition, LLC, a Delaware limited liability company; BD North American Holdings, LLC, a Delaware limited liability company; PIEPS Service, LLC, a Delaware limited liability company; BD European Holdings, LLC, a Delaware limited liability company; and Sierra Bullets, L.L.C., a Delaware limited liability company, collectively as Borrowers, and the other Loan Parties from time to time party hereto.

RECITALS

A.	Lender and Borrowers have entered into that certain Second Amended and Restated Loan Agreement dated as of October 31, 2014, as amended by that certain (i) First Amendment to Second Amended and Restated Loan Agreement dated as of November 9, 2015, (ii) Second Amendment to Second Amended and Restated Loan Agreement dated as of March 11, 2016, and (iii) Third Amendment to Second Amended and Restated Loan Agreement dated as of March 3, 2017 (collectively, the “Second A&R Loan Agreement”), pursuant to which, among other things, Lender extended to Borrowers a revolving line of credit in the maximum principal amount of $20,000,000 as evidenced by that certain Third Amended and Restated Promissory Note (Revolving Loan) dated March 3, 2017 (the “Third A&R Promissory Note”) executed by Borrowers in favor of Lender in the maximum principal amount of $20,000,000.

B.	Lender and Borrowers now desire to enter into this Third Amended and Restated Loan Agreement for the purpose of amending and restating the Second A&R Loan Agreement in its entirety.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions

1.1	Definitions

Terms defined in the singular shall have the same meaning when used in the plural and vice versa. As used herein, the term:

“Accordion Allowance Amount” means an amount equal to the lesser of (i) the aggregate amount of all reductions of the Revolving Loan under Section 2.2i Reductions in Revolving Loan and (ii) $20,000,000.

“Accounting Standards” means (i) in the case of financial statements and reports, conformity with generally accepted accounting principles fairly representing in all material respects the financial condition as of the date thereof and the results of operations for the period or periods covered thereby, consistent in all material respects with other financial statements of that company previously delivered to Lender in connection with the Loan, and (ii) in the case of calculations, definitions, and covenants, generally accepted accounting principles consistent in all material respects with those used in the preparation of financial statements of the Loan Parties previously delivered to Lender.

“Administrator” shall have the meaning set forth in Section 10.18 Jury Trial Waiver, Arbitration, and Class Action Waiver.

“Acquisition” means the transactions contemplated in the Acquisition Agreement and the other Acquisition Documents.

“Acquisition Agreement” means that certain Purchase and Sale Agreement dated as of the Effective Date by and among Sierra, Sellers, and BHH Management, Inc., in its capacity as the representative of Sellers.

“Acquisition Documents” means, collectively, the Acquisition Agreement and the other Transaction Documents (as defined in the Acquisition Agreement) and, in each case, all schedules, exhibits and annexes thereto.

“Affiliate” means, with respect to a specified Person, another Person (i) which directly or indirectly controls or is controlled by or is under common control with the Person specified, (ii) which is a Subsidiary of the Person specified, or (iii) which directly or indirectly beneficially owns or holds more than 50% of any voting class of any equity interest of the Person specified. As used in this definition, “control” or “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interests, by contract, or otherwise.

“Agreement” means this Third Amended and Restated Loan Agreement, as amended, supplemented, restated, amended and restated, or otherwise modified from time to time and together with any exhibits, schedules and addendums hereof and thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, the applicable percentage set forth as follows:

Tier	Total Net Debt Leverage Ratio	Applicable Percentage	Non-Use Fee
1	Greater than or equal to 2.75	4.00%	0.50%
2	Greater than or equal to 2.00, but less than 2.75	3.00%	0.40%
3	Greater than or equal to 1.00, but less than 2.00	2.00%	0.30%
4	Less than 1.00	1.50%	0.25%

The Applicable Margin shall be adjusted from time to time upon delivery to Lender of the quarterly financial statements of Black Diamond required to be delivered pursuant to Section 6.7 Financial Statements and Reports accompanied by a written calculation of the Total Net Debt Leverage Ratio certified on behalf of the Borrowers by a Responsible Officer of the Borrowers as of the end of the fiscal quarter for which such financial statements are delivered. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month following the date of delivery of such financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrowers shall fail to deliver any such financial statements for any such fiscal quarter by the date required pursuant to Section 6.7 Financial Statements and Reports, then, at Lender’s election, effective as of the first day of the calendar month following the end of the fiscal quarter during which such financial statements were to have been delivered, and continuing through the first day of the calendar month following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal Tier 1 specified in the pricing table set forth above. As of the Effective Date and for each period on or prior to the delivery of the financial statements in respect of the fiscal quarter ending on September 30, 2017, the Applicable Margin shall be deemed to equal Tier 2 specified in the pricing table set forth above.

In the event that any financial statement delivered pursuant to Section 6.7 Financial Statements and Reports is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrowers shall immediately deliver to Lender a corrected financial statement with an accompanying corrected written calculation certified by a Responsible Officer of the Borrowers for that period, (ii) the Applicable Margin shall be determined based on the corrected calculation for that period, and (iii) the Borrowers shall immediately pay to Lender the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Arbitration Order” shall have the meaning set forth in Section 10.18 Jury Trial Waiver, Arbitration, and Class Action Waiver.

“Asset Coverage” means (i) 70% of the sum of the net book value of the accounts receivable, inventory and property, plant and equipment, less (ii) Total Senior Net Liabilities of Borrowers on a Consolidated basis, as reflected on Black Diamond’s Consolidated Financial Statements.

“Asset Protection Trust” shall have the meaning set forth in Section 6.27 Creation of Trusts; Transfers to Trusts.

“Auto-Extension Letter of Credit” shall have the meaning set forth in Section 2.2e Letters of Credit.

“Banking Business Day” means any day not a Saturday, Sunday, legal holiday in the State of Utah, or day on which national banks in the State of Utah are authorized to close and, when used with respect to all notices and determinations in connection with, and payments of principal and interest on, advances of the Loan bearing interest at a LIBOR Rate, any day on which dealings in dollar deposits are also carried on in the London Interbank market and banks are open for business in London.

“BDEH” means BD European Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“BDEL” means Black Diamond Equipment, Ltd., a corporation organized and existing under the laws of the State of Delaware.

“BDNA” means BD North American Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“BD-Retail” means Black Diamond Retail, Inc., a corporation organized and existing under the laws of the State of Delaware.

“Black Diamond” means Clarus Corporation, a corporation organized and existing under the laws of the State of Delaware (f/k/a Black Diamond, Inc.).

“Borrowers” means, collectively, Black Diamond, BDEL, BD-Retail, Everest, BDNA, PIEPS Service, BDEH, Sierra and any domestic Subsidiaries of Borrowers formed by Borrowers as provided in Section 6.21 Subsidiaries or acquired pursuant to a Permitted Acquisition, or any of them.

“Borrowing Base” shall have the meaning set forth in Section 2.2g Maximum Availability; Borrowing Base.

“Borrowing Base Certificate” means a certificate executed by a Responsible Officer of Black Diamond in a form provided by or otherwise reasonably acceptable to Lender, as described in Section 6.7 Financial Statements and Reports.

“Borrowing Base Threshold” shall have the meaning set forth in Section 2.2g Maximum Availability; Borrowing Base.

“Capital Expenditures” means expenditures for fixed or capital assets as determined in accordance with Accounting Standards.

“Cash Equivalents” means cash equivalents as determined in accordance with Accounting Standards.

“Change of Control” shall have the meaning set forth in Section 6.19 Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to Lender, between Lender and any third party (including any bailee, consignee, customs broker or similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located, as the same may be amended, restated, or otherwise modified from time to time.

“Collateral Documents” means, collectively, all security agreements, assignments, pledges, control agreements, financing statements, deeds of trust, mortgages, and other documents creating, granting, evidencing or perfecting a Lien upon the Collateral as security for payment of the Obligations, including, without limitation, the Pledge and Security Agreement, the Real Property Security Documents, and all amendments, modifications, addendums, and replacements thereof, whether presently existing or created in the future.

“Collateral Exam” shall have the meaning set forth in Section 6.9 Inspection; Collateral Exam.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate executed by the Loan Parties, as described in Section 6.7 Financial Statements and Reports, substantially in the form attached hereto as Exhibit A.

“Consolidated” or “on a Consolidated basis” means, with respect to calculations, amounts, reports, statements, or certificates required hereunder, such calculations, amounts, reports, statements or certificates of a Person and their Subsidiaries.

“Consolidated Financial Statements” means the Consolidated financial statements of Black Diamond prepared in accordance with Accounting Standards.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Lender, among Lender, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Lender, as the same may be amended, restated, or otherwise modified from time to time.

“Covenant Liquidity” means unencumbered (i) cash or Cash Equivalents in one or more deposit or approved investment accounts owned by Borrowers plus (ii) all Marketable Securities owned by Borrowers, in each case, maintained in accounts located in the United States.

“Debt” means, with respect to any Person and without duplication, (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) obligations for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business not more than 120 days past due), including earnouts that in accordance with Accounting Standards would be included as liabilities on the balance sheet of such Person, and other accounts payable; (iv) obligations as lessee under capital leases that in accordance with Accounting Standards would be included as liabilities on the balance sheet of such Person; (v) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (vi) obligations under acceptance facilities; (vii) any Disqualified Equity Interests of such Person; (viii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, amounts demanded under performance bonds, bid bonds, appeal bonds, surety bonds, and other similar instruments issued by or for the account of such Person; (ix) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (x) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (xi) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (xii) reserved; and (xiii) obligations secured by any mortgage, deed of trust, lien, pledge, or security interest or other charge or encumbrance on property, whether or not such Person has assumed or become liable for the payment of any such obligation.

“Default” means an event which, with the passage of time or giving of notice or both, without waiver or timely cure, would constitute an Event of Default.

“Default Rate” means 3.0% per annum above the LIBOR Rate plus the Tier 1 Applicable Margin.

“Disbursement Instructions Letter” shall mean that certain Disbursement Instructions letter, dated as of the Effective Date, or flow of funds memo in form and substance satisfactory to Lender.

“Dispute” shall have the meaning set forth in Section 10.18 Jury Trial Waiver, Arbitration, and Class Action Waiver.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days following the final maturity date of the Loan (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the prior payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination of all commitments to lend hereunder and the termination of this Agreement), (b) is convertible into or exchangeable for (1) debt securities or (2) any Equity Interest referred to in (a) above, in each case, at any time on or prior to the date that is 91 days following the final maturity date of the Loan, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.

“Distributions” means any payment to any shareholder of the Loan Parties for dividends, repurchases, redemptions, retirements or reacquisitions of capital stock, whether in cash or assets.

“EBITDA” means earnings before Interest Expense, Income Tax Expense, depreciation, and amortization and with the following charges or losses to be added back to EBITDA and the income or gains to be subtracted from EBITDA: (i) all non-cash income and charges (including, but not limited to, gains on the sale of non-inventory assets and stock-based compensation); (ii) all non-recurring gains and losses (including, but not limited to, proceeds from the sale of non-inventory assets, transaction costs and restructuring costs); and (iii) all extraordinary gains and losses, not realized in the ordinary course of business, in each case, as approved by Lender in its sole discretion and as determined in accordance with Accounting Standards. For the purposes of calculating EBITDA for any period, if at any time during such period Borrowers shall have consummated a Permitted Acquisition or any other acquisition permitted hereunder or if consented to by Lender, the EBITDA for such period shall be calculated after giving pro forma effect thereto, with pro forma adjustments arising out of events which are directly attributable to such acquisition, are factually supportable, and are expected to have a continuing impact, and, in each case, which are certified to by a Responsible Officer of Black Diamond, reasonably acceptable to Lender and are recommended by any due diligence financial review conducted by financial advisors retained by Borrowers and reasonably acceptable to Lender or otherwise mutually and reasonably agreed upon by Borrowers and Lender, in each case, as if such acquisition occurred on the first day of such period. For purposes of calculating EBITDA as of any date of measurement ending on or before September 30, 2018, EBITDA (for purposes of calculating Total Leverage Ratio, Total Net Debt Leverage Ratio and Fixed Charge Coverage Ratio), solely in respect of Sierra, for any period set forth below included in the Trailing Twelve Months ending on such date shall be deemed to equal the amount set forth below for such period:

Period:	Pre-Closing EBITDA

Calendar quarter ending December 31, 2016	$1,947,000
Calendar quarter ending March 31, 2017	$4,058,000
Calendar quarter ending June 30, 2017	$3,131,000

Further, to the extent the calendar months of July, August and September 2017 are included in such Trailing Twelve Months, EBITDA for such quarter and/or period shall be deemed to equal actual EBITDA for such period, plus add-backs and plus or minus other adjustments consistent with the methodology utilized by the parties to this Agreement in determining the other amounts set forth in the table above.

“Effective Date” shall have the meaning ascribed to such term in the introduction of this Agreement.

“Environmental Condition” means any condition involving or relating to Hazardous Materials and/or the environment affecting the Real Property, whether or not yet discovered, which is reasonably likely to or does result in any damage, loss, cost, expense, claim, demand, order, or liability to or against the Loan Parties or Lender by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of the Loan Parties’ business and/or operations in the vicinity of the Real Property and/or any activity or operation formerly conducted by any Person on or off the Real Property.

“Environmental Health and Safety Law” means any legal requirement that governs the Loan Parties or the Real Property that requires or relates to:

a.           advising appropriate authorities, employees, or the public of intended or actual releases of Hazardous Materials, violations of discharge limits or other prohibitions, and of the commencement of activities, such as resource extraction or construction, that do or could have significant impact on the environment;

b.           preventing or reducing to acceptable levels the release of Hazardous Materials;

c.           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

d.           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

e.           protecting resources, species, or ecological amenities;

f.            use, storage, transportation, sale, or transfer of Hazardous Materials or other potentially harmful substances;

g.           cleaning up Hazardous Materials that have been released, preventing the threat of release, and/or paying the costs of such clean up or prevention; or

h.           making responsible parties pay for damages done to the health of others or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Equity Interests” means shares of capital stock, partnership interests, membership interests or units in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“ERISA Affiliate” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Event of Default” shall have the meaning set forth in Section 7.1 Events of Default.

“Everest” means Everest/Sapphire Acquisition, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Excluded Swap Obligations” means, with respect to any Guarantor or other non-Borrower pledgor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor or pledgor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s or pledgor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor, the pledge of such pledgor, or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee, pledge or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or required to be withheld or deducted from a payment to any Lender under this Agreement: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.9a Payments Free of Taxes (provided that such Lender has complied with Section 2.9d Status of Lenders); (c) Taxes attributable to such Lender’s failure to comply with Section 2.9d Status of Lenders; and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt” means the existing debt of Borrowers and their Subsidiaries as set forth on Exhibit B attached hereto and incorporated hereby.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FASB” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Fiscal Year” means the fiscal year of Black Diamond.

“Fiscal Year End” means December 31 for any year.

“Fixed Charge Coverage Ratio” means (a) Consolidated Trailing Twelve Month EBITDA of Black Diamond minus (i) $3,000,000 (representing an amount of expected recurring Capital Expenditures), and (ii) dividends, distributions, repurchases, redemptions, and Income Tax Expense, in each case (other than item (a)(i)), paid in cash for the Trailing Twelve Months; divided by (b) Interest Expense paid in cash for the Trailing Twelve Months, plus scheduled principal or other non-interest payments due on the current portion of all long-term Debt (including reductions under the Revolving Loan, but excluding any lump sum payments due and owing upon maturity of such Debt). For purposes of calculating the Fixed Charge Coverage Ratio as of any date ending on or prior to August 21, 2018, Interest Expense shall equal Interest Expense during the period from the Effective Date through the date of determination, multiplied by a ratio equal to 365 divided by the number of days which have elapsed since the Effective Date.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Guarantee” means the guarantee made by Guarantor in favor of Lender pursuant to the terms and conditions of a guarantee agreement in form and substance as requested by Lender.

“Guarantor” means, individually and collectively, as the context requires, any guarantor of the Loan from time to time, together with their successors and assigns.

“Hazardous Materials” means (i) “hazardous waste” as defined by the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et. seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart to such act; (ii) “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et. seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart of such act; (iii) asbestos; (iv) polychlorinated biphenyls; (v) underground or above ground storage tanks, whether empty or filled or partially filled with any substance; (vi) any substance the presence of which is or becomes prohibited by any federal, state, or local law, ordinance, rule, or regulation; and (vii) any substance which under any federal, state, or local law, ordinance, rule or regulation requires special handling or notification in its collection, storage, treatment, transportation, use or disposal.

“Hedging Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include Lender or any Affiliate of Lender).

“Hedging Transaction” means and includes any transaction now existing or hereafter entered into between any of the Loan Parties and Lender or an Affiliate of Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, including without limitation the transactions entered into pursuant to the Hedging Transaction Documents; provided that such Hedging Transaction (A) is (or was) entered into by such Loan Party for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Loan Parties and not for speculative purposes, and (B) does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Hedging Transaction Documents” means and includes all ISDA Master Agreements and Schedules thereto, and all Confirmations (as such term is defined by any ISDA Master Agreement) between any of the Loan Parties and Lender or an Affiliate of Lender in connection with any Hedging Transactions, together with all renewals, extensions, modifications, and consolidations of or substitutions for any of the foregoing “Income Tax Expense” means expenditures and accruals for federal and state income taxes and foreign income taxes, each determined in accordance with Accounting Standards.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” shall have the meaning set forth in Section 5.17(b) Intellectual Property.

“Intercompany Loans” means any loan or extension of credit from a Loan Party or non-Loan Party Subsidiary to any Loan Party or non-Loan Party Subsidiary, now existing or in the future.

“Interest Expense” means expenditures and accruals for interest determined in accordance with Accounting Standards.

“Joinder Agreement” means an agreement whereby a company which is the subject of a Permitted Acquisition or which otherwise becomes a Subsidiary of any Loan Party agrees to become a Borrower or Guarantor and be bound by the terms and conditions of the Loan Documents, in form and substance satisfactory to Lender in its reasonable discretion.

“Laws” means any law, statute, rule, regulation or order of any domestic or foreign government, or any instrumentality or agency thereof having jurisdiction over the conduct of any Loan Party’s business or the ownership of its properties.

“LC Sublimit” means, at any time, a portion of the Revolving Loan amount available from time to time for the issuance of Letters of Credit equal to the lesser of (a) the undrawn amount under the Revolving Loan (including amounts frozen for outstanding Letters of Credit) at the time of determination and (b) $5,000,000, in each case, subject to the Borrowing Base to the extent the Revolving Loan is subject to the Borrowing Base pursuant to Section 2.2g Maximum Availability; Borrowing Base.

“Lender” means ZB, N.A. dba Zions First National Bank, its successors, and assigns.

“Letter of Credit” means any standby or commercial letter of credit issued by Lender under this Agreement pursuant to Section 2.2e Letters of Credit for the account of Borrower.

“LIBOR Rate” means the rate per annum quoted by Lender as its One Month LIBOR Rate based upon the London Interbank Offered Rate for Dollar deposits published by Bloomberg or other comparable services selected by Lender, as determined for the date of any adjustment thereof at approximately 11:00 a.m. London time two Banking Business Days prior to such date of adjustment. If such LIBOR Rate is not available at such time for any reason, then the LIBOR Rate will be determined by such alternate method as reasonably selected by Lender. This definition of LIBOR Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein. The LIBOR Rate of Lender may not necessarily be the same as the quoted offered side in the Eurodollar time deposit market quoted by any particular institution or service. It is not necessarily the lowest rate at which Lender may make loans to any of its customers, either now or in the future. Notwithstanding anything in this Agreement to the contrary, if both (i) the LIBOR Rate as provided above would be less than zero percent (0.00%) and (ii) no Hedging Transaction is then in effect pursuant to which Lender is the Floating Rate Payor (as defined in the Hedging Transaction Documents) and the floating rate specified in the Hedging Transaction Documents is the LIBOR Rate or calculated using the LIBOR Rate (a “LIBOR Loan Swap”), then the LIBOR Rate shall be deemed to be zero percent (0.00%); provided, however, if a LIBOR Loan Swap is then in effect, then the LIBOR Rate shall be permitted to be less than zero percent (0.00%) in respect of the Loans solely to the extent, and up to an amount not to exceed, the notional amount under such LIBOR Loan Swap.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest, assignment, deposit arrangement, or other preferential arrangement of any nature, in, on, of or with respect to such asset, (b) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) under the Uniform Commercial Code of any jurisdiction, any financing statement filed identifying or including such asset as collateral, and (d) without limiting the foregoing, in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Loan” means the Revolving Loan.

“Loan Documents” means this Agreement, the Promissory Note, any Hedging Transaction Documents, the Collateral Documents, all other agreements, documents or instruments governing, evidencing, securing, guaranteeing or otherwise pertaining to the Obligations, and all other agreements and documents contemplated by any of the aforesaid documents. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements supplements or other modifications, addendums and replacements thereto, whether presently existing or created in the future, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means Borrowers, each domestic Subsidiary of any of the foregoing, and each Person who becomes a party to this Agreement as a borrower.

“Marketable Security” means any common stock, debt security or other security of a Person which is (or will, upon distribution thereof, be) listed on the NYSE, the American Stock Exchange, NASDAQ or any other national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or approved for quotation in any system of automated dissemination of quotations of securities prices in the United States or for which there is a recognized market maker or trading market provided any such security (i) has a rating of BBB or higher of S&P or Baa2 of Moody’s, (ii) is not subject to a contractual lock up or similar agreement restricting transferability, (iii) may be distributed or resold without volume limitation or other restrictions on transfer under Rule 144 under the Securities Act of 1933, as amended (or any successor provision thereof), including without application of paragraphs (c), (e), (f) and (h) of such Rule 144, and (iv) is not subject to any other prohibitions or material restrictions on transfer under applicable securities laws.

“Material Adverse Effect” means a material adverse effect on Black Diamond’s and its Subsidiaries’ financial condition, conduct of their business, or ability to perform their obligations under the Loan Documents, in each case taken as a whole.

“Material Contract” means any contract or agreement entered into by any Loan Party, the termination of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means August 21, 2022.

“Maximum Availability” means, at the time of determination, an amount equal to the Maximum Principal Amount of the Revolving Loan set forth in Section 2.2i Reductions in Revolving Loan, minus the aggregate principal amount of all advances outstanding under the Revolving Loan (including amounts frozen for outstanding Letters of Credit).

“Maximum Revolving Loan Balance” means, at the time of determination, an amount equal to (i) the outstanding principal balance under the Revolving Loan plus (ii) amounts frozen for outstanding Letters of Credit.

“Multi-Employer Plan” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Negative Pledge” shall have the meaning set forth in Section 6.15 Negative Pledge.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Debt (other than the Loan) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the Loan Parties).

“Net Worth” means total assets minus total liabilities.

“Obligations” means and includes without limitation (but without duplication): (i) any and all obligations, indebtedness and liabilities of any of the Loan Parties, whether individual, joint and several, absolute or contingent, direct or indirect, liquidated or unliquidated, now or hereafter existing, in favor of Lender, including without limitation all unpaid principal of and accrued and unpaid interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loan, all accrued and unpaid fees and all expenses (including all fees and expenses of counsel to Lender incurred and payable by the Loan Parties pursuant to this Agreement or any other Loan Document), reimbursements, indemnities and other obligations of the Loan Parties to Lender or any indemnified party arising under the Loan Documents; (ii) any and all obligations of any of the Loan Parties, whether individual, joint and several, absolute or contingent, direct or indirect, liquidated or unliquidated, now or hereafter existing, in favor of Lender with respect to any treasury management services, including, without limitation, controlled disbursements, automated clearinghouse transactions, interstate depository network services, credit or debit or purchasing cards, or other cash management services; and (iii) any and all obligations of any of the Loan Parties to Lender or its Affiliates arising under or in connection with any Hedging Transaction now existing or hereafter entered into between any such Loan Party and Lender or its Affiliates, in each case, together with all renewals, extensions, modifications or refinancings thereof; provided, that Obligations of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor. The amount of any net obligation under any Hedging Transaction on any date shall be deemed to be the Hedging Termination Value thereof as of such date.

“Organizational Documents” means, in the case of a corporation, its Articles or Certificate of Incorporation and By-Laws; in the case of a general partnership, its Articles or Certificate of Partnership and Partnership Agreement; in the case of a limited partnership, its Articles or Certificate of Limited Partnership and Partnership Agreement; in the case of a limited liability company, its Articles of Organization or Certificate of Formation and Operating Agreement, Limited Liability Company Agreement or Regulations, if any; in the case of a limited liability partnership, its Articles or Certificate of Limited Liability Partnership; and all amendments, modifications, and changes to any of the foregoing which are currently in effect.

“Other Connection Taxes” means, with respect to any recipient of a payment under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, sold or assigned of any interest in, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment.

“PBGC” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Permitted Acquisitions” shall have the meaning set forth in Section 6.17 Mergers, Consolidations, Acquisitions, Sale of Assets.

“Permitted Business” means any business in which the Loan Parties are engaged on the Effective Date or any other business in the outdoor recreation industry, including without limitation, climbing, hiking, skiing, cycling and camping products, accessories and apparel, and any business reasonably similar, ancillary, related or complementary thereto, or a reasonable extension, development or expansion thereof.

“Permitted Joint Venture” shall have the meaning set forth in Section 6.18 Joint Ventures and Investments.

“Permitted Liens” shall have the meaning set forth in Section 6.15 Negative Pledge.

“Person” means any natural person, any unincorporated association, any corporation, firm, any joint venture, any partnership, any limited liability company, any association, any enterprise, any trust or other legal entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“PIEPS Service” means PIEPS Service, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Plan” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Pledge and Security Agreement” means one or more security agreements in respect of any assets of a Loan Party subject to a Lien in favor of Lender including, without limitation, that certain Pledge and Security Agreement dated as of the Effective Date made by and among the Loan Parties and Lender, as any of the same may be amended, modified, extended, renewed, restated or supplemented from time to time.

“Prepayment Event” means (a) any sale, transfer or other disposition of any property or asset of any Loan Party (other than sales of inventory in the ordinary course of business) to the extent such asset or property has a fair value immediately prior to such event in excess of (i) $100,000 for any single sale, transfer or disposition or (ii) $250,000 in the aggregate with all other such sales, transfers and dispositions; (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party in respect of which any Loan Party, individually or in the aggregate, shall receive Net Proceeds in excess of $100,000; or (c) the occurrence of any Change of Control.

“Promissory Note” means the Revolving Note.

“Qualified Account” means an account receivable of Borrowers which meets the following specifications at the time it is created and at all times thereafter until collected in full:

a.           The account meets all applicable representations and warranties concerning the Collateral set forth in the Loan Documents.

b.           The account is not more than the lesser of (i) three times the selling/billing terms and (ii) 90 days past due.

c.           The account is a bona fide obligation of the account debtor for the amount identified on the records of Borrowers and there have been no payments, deductions, credits, payment terms, or other modifications or reductions in the amount owing on such account except (i) discounts allowed in the ordinary course of business which have been disclosed in the Borrowing Base Certificate; and (ii) as otherwise shown on the Consolidated records of Black Diamond and disclosed to Lender prior to Lender making any advance based upon the account.

d.           There are no defenses or setoffs to payment of the account which can be asserted by way of defense or counterclaim against Borrowers or Lender and the account will be timely paid in full by the account debtor; provided that any amount in excess of the asserted amount of such defense or setoff shall be considered a Qualified Account.

e.           Performance of all services giving rise to the account has been completed and all goods giving rise to the account have been delivered. Borrowers have possession of or has submitted to Lender shipping or delivery receipts for all such goods.

f.            All services performed and goods sold which give rise to the account have been rendered or sold in compliance with all applicable laws, ordinances, rules and regulations and were performed or sold in the ordinary course of the applicable Loan Party’s business.

g.           There have been no extensions, modifications, or other agreements relating to payment of the account except as otherwise shown on the Consolidated records of Black Diamond and disclosed to Lender prior to Lender making any advance based upon the account.

h.           The account debtor (i) is located or authorized to do business within the United States of America and maintains an office and transacts business in the United States of America, or the Canadian Provinces of British Columbia, Alberta, Saskatchewan, Manitoba or Ontario or (ii) is located outside of the United States of America and is supported by insurance, bonds, or other assurances satisfactory to Lender.

i.            No proceeding has been commenced or petition filed under United States Bankruptcy Code or any other bankruptcy or insolvency law by or against the account debtor; no receiver, trustee or custodian has been appointed for any part of the property of the account debtor; and no property of the account debtor has been assigned for the benefit of creditors.

j.            If 20% or more of the accounts owing to Borrowers by any particular account debtor do not meet the specifications of Paragraph b, above, all accounts owing by such account debtor shall not be Qualified Accounts.

k.           The account is not owing by an account debtor for whom the terms of sale by Borrowers are cash on delivery (“COD”) or considered a cash sale.

l.            Borrowers do not owe an account payable to the account debtor which could be set off against the account receivable.

m.           If the total of all outstanding accounts owing by any single account debtor exceeds 20% of the total outstanding current accounts owing to Borrowers, the amount of accounts owing by such account debtor which exceed such 20% requirement shall not be Qualified Accounts unless Lender has received satisfactory credit information concerning such account debtor and Lender has agreed in writing to accept the amount in excess of such 20% requirement as Qualified Accounts.

n.           The account is not subject to any type of retainage.

o.           The account does not arise from goods placed on consignment, guaranteed sale, or other terms by reason of which the payment by the account debtor may be conditional.

p.           The account is not owing by an employee, officer, or director of a Loan Party or any of its Subsidiaries, sister company, or other company related to or an Affiliate of a Loan Party.

q.           The account is not owing by a parent, shareholder, Subsidiary, or other Affiliate of a Loan Party.

r.            The account is not owing by the United States government or any agency, department, or division thereof.

s.          The account has not been reasonably deemed by Lender to be unacceptable.

t.            The account is not owing by an account debtor reasonably deemed by Lender to be unacceptable.

u.           In respect of account debtors that are located or authorized to do business within the United States of America, the account is subject to a valid first priority, fully-perfected security interest under the Laws of the United States of America (or any territory or state thereunder) in favor of Lender and is subject to no other security interest, lien, or encumbrance of any nature whatsoever.

v.           The account does not arise from any construction or installation project with respect to which a performance bond has been issued and is outstanding.

w.          The account is not owing by a Sanctioned Person.

“Qualified Equipment” means “Equipment” (as defined under the UCC) that: (i) is owned by Borrowers and pursuant to which Borrowers have good title; (ii) that are not subject to any Liens other than Liens in favor of Lender created by the Loan Documents except any Liens for current taxes and assessments which are not delinquent; (iii) Borrowers have the right to subject such Equipment to a Lien in favor of the Lender; (iv) the full purchase price for such Equipment has been paid by Borrowers; (v) such Equipment is located on premises (a) owned by Borrowers or (b) leased by Borrowers where the lessor has delivered to the Lender a Collateral Access Agreement on the Effective Date or by no later than 90 days following the Effective Date (or such later date as Lender may approve in its sole and absolute discretion); (vi) that are located at Borrowers’ facilities in the United States of America; (vii) such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by Borrowers in the ordinary course of business; (viii) such Equipment (a) is not subject to any agreement which restricts the ability of Borrowers to use, sell, transport or dispose of such Equipment or which restricts the Lender’s ability to take possession of, sell or otherwise dispose of such Equipment and (b) has not been purchased from a Sanctioned Person; and (ix) such Equipment does not constitute “Fixtures” under the applicable laws of the jurisdiction in which such Equipment is located.

“Qualified Equipment Value” means the value of all Qualified Equipment, as determined in each case as 100% of net book value of each such Qualified Equipment depreciated in accordance with Accounting Standards.

“Qualified Inventory” means inventory, including inventory in transit or in the form of raw materials, of Borrowers located in the United States of America which is subject to no Lien of any nature whatsoever with priority over the security interest created by the Loan Documents, except any Liens for current taxes and assessments which are not delinquent, but excluding: (i) inventory which, in the reasonable discretion of Lender, is damaged, outdated or obsolete or has been owned by Borrowers for more than six months; (ii) work in progress; (iii) inventory which is not for direct resale, including, but not limited to, packaging, labeling, and manufacturing supplies; (iv) inventory which is prohibited from being sold by any federal, state or local government agency; (v) inventory which Lender deems, in its reasonable discretion, unacceptable; or (vi) inventory which is located at a property not owned by a Loan Party the lessor or warehousemen, as the case may be, has not executed and delivered to Lender a Collateral Access Agreement regarding the Collateral on the Effective Date or by no later than 90 days following the Effective Date (or such later date as Lender may approve in its sole and absolute discretion).

“Real Property” means any and all real property or improvements thereon owned or leased by any Loan Party or in which any Loan Party has any other interest of any nature whatsoever.

“Real Property Security Documents” means, collectively, any deed of trust, mortgage, deed to secure debt or other similar instrument executed by any Loan Party, as trustor, mortgagor, or grantor, and in favor of Lender, creating a lien on real property in a position acceptable to Lender, and all other buildings, fixtures and improvements now or hereafter owned or acquired by any Loan Party and situated thereon, and all rights and easements appurtenant thereto, securing the Obligations, all in form and substance reasonably acceptable to Lender, as such any such instruments may be amended, modified, extended, renewed, restated, or supplemented from time to time.

“Reimbursement Agreement” shall have the meaning set forth in Section 2.2e Letters of Credit.

“Reportable Event” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Responsible Officer” means, with respect to any Borrower, the president, chairman, vice chairman, chief executive officer, chief financial officer, vice president, treasurer, secretary or controller of such Borrower.

“Revolving Loan” means the revolving loan described in Section 2.2 Revolving Loan.

“Revolving Note” means, individually and collectively, the revolving line of credit promissory note to be executed by Borrowers and delivered to Lender pursuant to Section 2.2c Revolving Note hereto, and any and all renewals, extensions, modifications, and replacements thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Second A&R Loan Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Sellers” means BHH Management, Inc., a California corporation, and Lumber Management, Inc., a Delaware corporation.

“Sierra” means Sierra Bullets, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware.

“Subordinated Debt” means any Debt of any Loan Party, now existing or hereafter created, incurred or arising, which is unsecured and subordinated in right of payment to the payment of the Obligations in a manner and to an extent that Lender has approved in writing prior to the creation of such Debt.

“Subsidiaries” means any existing or future domestic or foreign corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by any Borrower, or the management of which is otherwise controlled by any Borrower, directly, or indirectly through one or more intermediaries. As used in this definition, “control” or “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interests, by contract, or otherwise.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Sweep Account” means any account or accounts of Borrowers established with Lender pursuant to the Sweep Account Agreement, now or in the future.

“Sweep Account Agreement” means any agreement between Borrowers and Lender establishing a sweep account arrangement, and all amendments, modifications and replacements thereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed, levied, withheld or assessed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Third A&R Promissory Note” shall have the meaning set forth in the recitals of this Agreement.

“Title Commitment” means Title Company’s unconditional commitment to issue the Title Insurance Policy, which shall show all exceptions to title and be accompanied by legible copies of all such recorded exceptions.

“Title Company” means a title insurance company reasonably acceptable to Lender.

“Title Insurance Policy” means a title insurance policy in the form of an American Land Title Association Loan Policy-2006 extended coverage (without revision, modification or amendment) issued by the Title Company, in form and substance satisfactory to Lender and containing such endorsements as Lender may require (in form and substance satisfactory to Lender in its sole and absolute discretion), insuring that the Real Property Security Documents granted to Lender is a first Lien, subject only to the permitted exceptions provided therein.

“Total Debt” means the sum of Black Diamond Consolidated Debt (including outstanding letters of credit but excluding committed but then undrawn amounts outstanding under the Revolving Loan and obligations of any of Borrowers as a lessee under any operating lease) owing by Borrowers, as determined in accordance with Accounting Standards, but not including any Intercompany Loans.

“Total Leverage Ratio” means the ratio of (i) Total Debt to (ii) Black Diamond Consolidated Trailing Twelve Month EBITDA.

“Total Net Debt” means Total Debt minus the sum of an amount equal to cash on hand, Marketable Securities and Cash Equivalents in excess of $10,000,000.

“Total Net Debt Leverage Ratio” means the ratio of (i) Total Net Debt to (ii) Black Diamond Consolidated Trailing Twelve Month EBITDA.

“Total Senior Net Liabilities” means total Black Diamond Consolidated liabilities minus the sum of: (i) an amount equal to cash on hand, Marketable Securities and Cash Equivalents in excess of $10,000,000, (ii) Subordinated Debt, and (iii) deferred tax liabilities.

“Trailing Twelve Month” means the 12 calendar month period immediately preceding the date of calculation.

“Transaction Expenses” means reasonable and customary costs and fees paid or accrued in connection with the closing of any acquisitions, including all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses (including, for the avoidance of doubt, financial consultants engaged for the purpose of determining and implementing a best practices strategy with respect to the integration of the Person acquired into the overall Black Diamond operations, accounting systems, culture and so forth).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Utah or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.2	Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.	The Loan

2.1	Intentionally Omitted

2.2	Revolving Loan

a.           Amount of Revolving Loan. Upon fulfillment of all conditions precedent set forth in this Agreement, subject to the terms of the Revolving Note, and so long as no Event of Default exists which has not been waived or timely cured, and no other breach has occurred which has not been waived or timely cured under the Loan Documents, Lender agrees to loan Borrowers up to a maximum principal amount at any time outstanding of $40,000,000, as such maximum principal amount shall be reduced from time to time as set forth in Section 2.2i Reductions in Revolving Loan or as may be expanded from time to time as set forth in Section 2.2j Accordion Allowance.

b.           Nature and Duration of Revolving Loan. The Revolving Loan shall be a reducing revolving loan payable upon the dates and upon the terms and conditions provided in this Agreement and in the Revolving Note. Lender and Borrowers intend the Revolving Loan to be in the nature of a line of credit under which Borrowers may repeatedly draw funds on a revolving basis in accordance with the terms and conditions of this Agreement and the Revolving Note. If, at any time prior to the Maturity Date, the Revolving Note shall have a zero balance owing, the Revolving Note shall not be deemed satisfied or terminated and shall remain in full force and effect for future draws unless terminated or suspended upon other grounds. The right of Borrowers to draw funds and the obligation of Lender to advance funds under the Revolving Loan shall not accrue until all of the conditions set forth in Section 4.2 Conditions to Subsequent Loan Disbursements have been fully satisfied, and shall terminate: (i) upon occurrence and during the continuation of a Default or Event of Default, or (ii) upon the maturity of the Revolving Loan, unless the Revolving Loan is renewed or extended by Lender in which case such termination shall occur upon the maturity of the final renewal or extension of the Revolving Loan. Upon such termination, any and all amounts owing to Lender pursuant to the Revolving Note and this Agreement shall thereupon be due and payable in full.

c.           Revolving Note. The Revolving Loan shall be evidenced by a Fourth Amended and Restated Promissory Note (Revolving Loan) (the “Revolving Note”) which shall amend and restate the Third A&R Promissory Note in its entirety. The Revolving Note shall be executed and delivered to Lender upon execution and delivery of this Agreement. Proceeds of the Revolving Loan may be disbursed by Lender by wire transfer.

d.           Notice and Manner of Borrowing. Borrowers shall give Lender at least one Banking Business Days prior written notice of any advances requested under the Revolving Loan no later than 2:00 p.m. Mountain Time of the Banking Business Day on which the requested advance is to be made. The minimum principal draw amount for any Revolving Loan shall be no less than $1,000,000 and in increments of $100,000 in excess thereof.

Additionally, at the election of Borrowers, the Revolving Loan may be linked to the Sweep Account pursuant to the Sweep Account Agreement. Borrowers and Lender may each unilaterally terminate the Sweep Account at any time. To the extent, if any, the terms of the Sweep Account are inconsistent with or contradict the terms of the Loan Documents, the terms of the Loan Documents shall govern. All references in the Sweep Account Agreement to a “Commercial Loan Line” or similar references to a line of credit are amended to refer to the Revolving Loan.

If such election is made, (i) Lender is authorized and directed to disburse funds under the Revolving Loan for deposit into the Sweep Account on each Banking Business Day as needed to cover all checks and other charges against the Sweep Account; (ii) disbursements shall be made up to the lesser of (A) the Maximum Availability and (B) the Borrowing Base to the extent the Revolving Loan is subject to the Borrowing Base pursuant to Section 2.2g Maximum Availability; Borrowing Base, at the time of determination; (iii) upon occurrence of a Default or Event of Default, Lender may, in its sole discretion, cease all disbursements under the Revolving Note into the Sweep Account; and (iv) Lender is authorized and directed to disburse all collected funds in the Sweep Account on each Banking Business Day to Lender to be applied on the Revolving Loan.

It is acknowledged that posting of credits and debits to and from the Sweep Account are made on the same Banking Business Day the transactions occur and that the posting of credits and debits to and from the Revolving Loan are made one Banking Business Day after the transactions occur but are deemed effective as of the prior Banking Business Day.

e.           Letters of Credit. Borrowers may request that Lender or Lender’s affiliates issue Letters of Credit against the Revolving Loan. Any Letter of Credit issued hereunder shall be in form and content acceptable to Lender. All requests for issuance of Letters of Credit shall require two Banking Business Days’ prior notice, and shall, unless otherwise agreed by Lender, have an expiry date which is the earlier of one year after its issuance or the Maturity Date provided that the expiry date of any Letter of Credit may be up to 12 months later than the Maturity Date if Borrowers agree at the time of issuance of such Letter of Credit that, at least 30 days prior to the Maturity Date, Borrowers will provide Lender with cash collateral in the amount of 105% of the stated amount of the applicable Letter of Credit. Lender may require Borrowers to execute Lender’s standard application and reimbursement agreement for Letters of Credit (the “Reimbursement Agreement”), provided that, in the event of any conflict between the terms of the Reimbursement Agreement and this Agreement, the terms of this Agreement shall apply, including terms with respect to the disbursement of funds hereunder to reimburse Lender for drawings on Letters of Credit.

If any Borrower so requests, Lender shall, subject to the other conditions set forth in this Section 2.2e and so long as no Default or Event of Default has occurred and is continuing and there is availability therefor under the Loan, issue Letters of Credit under this Agreement that have automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must (i) permit Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued, and (ii) not be permitted to have an expiry date later than the maturity date of the Revolving Loan unless Borrowers satisfy the requirements set forth in this Section 2.2e. Unless otherwise directed by Lender in writing, Borrowers shall not be required to make a specific request to Lender for any such extension. In no event shall the aggregate amount frozen for outstanding Letters of Credit exceed the LC Sublimit at any time.

Borrowers shall pay quarterly, in advance all fees and charges for issuance of Letters of Credit, including: (i) fees customarily charged by Lender, (ii) for standby Letters of Credit, an issuance fee equal to the Applicable Margin then in effect of the face amount of each such Letter of Credit, and (iii) any fees set forth in this Agreement or the Reimbursement Agreement. Upon issuance of a Letter of Credit against the Revolving Loan, an amount of the Revolving Loan equal to the amount of the Letter of Credit shall be frozen and unavailable for disbursement upon request of Borrowers so long as the Letter of Credit is outstanding or subject to payment. Upon payment by Lender of any drawing on any Letter of Credit issued against the Revolving Loan, Lender shall disburse funds under the Revolving Loan to reimburse Lender for the amount of the drawing and, for the avoidance of doubt, the LC Sublimit shall be correspondingly increased to reflect the reduction of the outstanding Letter of Credit obligations.

f.            Non-Use Fee. Borrowers shall pay to Lender a non-use fee based on the unused portion of the maximum commitment amount of the Revolving Loan at the time of determination, calculated on the average unused daily balance of the Revolving Loan for each calendar quarter or portion thereof based on a 360 day year and actual days elapsed based on the applicable per annum percentage stipulated in the definition of Applicable Margin. For purposes of calculating the unused portion of the Revolving Loan, outstanding Letters of Credit issued hereunder shall be considered usage of the Revolving Loan. The fee shall be payable quarterly, in arrears, and shall be due no later than the fifth Banking Business Day after receipt by Borrowers of a statement therefor from Lender.

g.           Maximum Availability; Borrowing Base. No advances shall be made under the Revolving Loan if any such advance exceeds the Maximum Availability at the time of determination. If at any time the Maximum Availability is less than $0, Borrowers shall immediately make payment to Lender in a sufficient amount to have the Maximum Availability equal to an amount not less than $0. Notwithstanding anything to the contrary in the Loan Documents, to the extent (a) an Event of Default has occurred and remains continuing or (b) if the outstanding balance under the Revolving Loan (including amounts frozen for outstanding Letters of Credit issued thereunder) exceeds $30,000,000 (the “Borrowing Base Threshold”), in each case, no advances shall be made under the Revolving Loan if, after making the requested advance, the Maximum Revolving Loan Balance exceeds the sum of the following (collectively, the “Borrowing Base”):

(i)          80% of the outstanding aggregate amount of the Qualified Accounts;

(ii)         50% of the book value, as reasonably determined by Lender, of the Qualified Inventory; and

(iii)        30% of the Qualified Equipment Value, as reasonably determined by Lender.

If at any time the Maximum Revolving Loan Balance exceeds the Borrowing Base, and to the extent the Borrowing Base Threshold has been exceeded or an Event of Default has occurred and remains continuing, Borrowers shall immediately make a payment on the Revolving Loan to Lender in an amount sufficient to eliminate such excess. Lender shall be entitled to adjust in good faith the definitions of Qualified Accounts, Qualified Inventory, Qualified Equipment, Qualified Equipment Value and Borrowing Base based on the results of any Collateral Exam.

h.           Payments on Revolving Loan. Principal and interest under the Revolving Loan shall be payable as follows: Interest shall be paid monthly in arrears on the first day of each calendar month beginning September 1, 2017. All principal, unpaid interest and all other amounts due under the Revolving Loan shall be paid in full on the Maturity Date, unless required to be paid or prepaid at an earlier date in accordance with this Agreement.

i.            Reductions in Revolving Loan. Notwithstanding anything to the contrary in the Loan Documents, the maximum principal amount that may be outstanding under the Loan at any time shall be automatically reduced to the “Maximum Principal Amount” as of each corresponding “Principal Reduction Date” identified below. If at any such principal reduction date the outstanding principal balance under the Loan (including amounts frozen for outstanding Letters of Credit issued thereunder) exceeds the corresponding maximum principal amount, the Borrowers shall immediately make payment to Lender (and/or cash collateralize Letters of Credit issued against the Loan in a manner reasonably acceptable to Lender) in a sufficient amount to eliminate such excess.

Principal Reduction Date	Maximum Principal Amount
Effective Date	$40,000,000
January 1, 2018	$38,750,000
April 1, 2018	$37,500,000
July 1, 2018	$36,250,000
October 1, 2018	$35,000,000
January 1, 2019	$33,750,000
April 1, 2019	$32,500,000
July 1, 2019	$31,250,000
October 1, 2019	$30,000,000
January 1, 2020	$28,750,000
April 1, 2020	$27,500,000
July 1, 2020	$26,250,000
October 1, 2020	$25,000,000
January 1, 2021	$23,750,000
April 1, 2021	$22,500,000
July 1, 2021	$21,250,000
October 1, 2021	$20,000,000

j.            Accordion Allowance. From time to time following the Effective Date the Borrowers may request that Lender increase the Revolving Loan in an amount not to exceed the Accordion Allowance Amount provided all of the following conditions are satisfied: (i) the Borrowers provide Lender not less than 30 days’ prior written notice that they wish to increase the maximum principal amount under the Revolving Loan by an amount not to exceed the Accordion Allowance Amount at the time of determination; (ii) the Loan Documents are amended in any manner required by Lender, in its sole and absolute discretion, in order to give effect to any such increase in the Revolving Loan; and (iii) Lender has agreed, in its sole and absolute discretion, to increase the maximum principal amount under the Revolving Loan. For the avoidance of doubt, the maximum commitment amount of the Revolving Loan after giving effect to any such increase pursuant to this Section shall not exceed $40,000,000.

2.3	Interest on Loan

a.           Interest Rate on Loan. Interest on the Loan shall be calculated on the basis of a 360 day year and actual days elapsed as follows: The LIBOR Rate from time to time in effect, adjusted as of the day that is two Banking Business Days prior to the first day of each calendar month, plus the Applicable Margin.

b.	Interest Rate Unavailable or Unacceptable.

(i)          Notwithstanding the foregoing, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for Lender to maintain balances based on the LIBOR Rate then in effect, then upon notice to Borrowers by Lender, the outstanding principal amount of the balances based on the LIBOR Rate then in effect, together with interest accrued thereon, shall be repaid immediately upon demand of Lender if such change or compliance with such request, in the judgment of Lender, requires immediate repayment or, if such repayment is not required, such balances will accrue interest at an interest rate determined by a substantially comparable alternate rate method as selected by Lender plus the Applicable Margin.

(ii)         Notwithstanding anything to the contrary herein, if Lender determines (which determination shall be conclusive) that (A) quotations of interest rates referred to in the definition of the LIBOR Rate then in effect are not being provided in the relevant amounts or for the relevant maturities for purposes of determining such LIBOR Rate, or (B) the LIBOR Rate then in effect does not accurately cover the cost to Lender of making or maintaining advances based on such LIBOR Rate, then Lender may give notice thereof to Borrowers, whereupon until Lender notifies Borrowers that the circumstances giving rise to such suspension no longer exist (1) the right of Borrowers to request interest pricing based on the LIBOR Rate shall be suspended; and (2) Borrowers shall repay in full the then outstanding principal amount based on the LIBOR Rate together with accrued interest thereon, on the last day of the then current calendar month, or, at Borrowers’ option, convert the outstanding principal balances based on the LIBOR Rate to balances based on an interest rate determined by a substantially comparable alternate method as reasonably selected by Lender on the last day of the then current calendar month plus the Applicable Margin, with such adjustment thereto reasonably determined by Lender to take into account such alternate method.

c.           Accrual of Interest. Interest on the Loan shall accrue from the date of disbursement of any principal amount or portion thereof until paid, both before and after judgment, in accordance with the terms set forth herein.

d.           Default Rate. Upon the occurrence and during the continuation of an Event of Default, at the election of Lender, the Loan and all other Obligations hereunder shall bear interest at the Default Rate, both before and after judgment, until paid.

2.4	Prepayments; Account Debit

a.           Optional Prepayments. Borrowers may not prepay in full or in part any balances unless Borrowers shall make Lender whole and Borrowers shall pay to Lender all costs incurred by Lender in connection with such prepayment and compensate Lender for any loss and any breakage costs arising from the re-employment of funds at rates lower than the rate provided herein, cost to Lender of such funds, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan and any related costs.

b.           Mandatory Payments of Loan.

(i)          In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, Borrowers shall promptly, but in any event within five Banking Business Days after such Net Proceeds are received by such Person, make a payment on the Loan in an aggregate amount equal to 100% of such Net Proceeds (without resulting in any permanent reduction in the Revolving Loan commitment hereunder, except in the case of a Change of Control); provided that, in the case of any event described in clauses (a) or (b) of the definition of the term “Prepayment Event,” if Borrowers shall deliver to Lender a certificate of the president, chief executive officer, chief financial officer or controller of Borrowers to the effect that Borrowers intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire equipment or other tangible or capitalized assets to be used in the business of Borrowers, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180 day period, a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied. Except as specifically set forth herein, nothing contained in this paragraph shall be or be deemed to be a consent to any Prepayment Event.

c.           Account Debit. Borrowers hereby irrevocably authorizes Lender to charge any of Borrowers’ deposit accounts maintained with Lender for the amounts from time to time necessary to pay any then due Obligations; provided that Borrowers acknowledge and agree that Lender shall not be under an obligation to do so and Lender shall not incur any liability to Borrowers or any other Person for Lender’s failure to do so.

d.           Application of Payments. All payments on the Loan shall be applied (i) first, to reimbursable fees, late charges, costs and expenses payable by Borrowers under this Agreement or any of the other Loan Documents, (ii) second, to accrued interest and (iii) the remainder, if any, to principal.

2.5	Recovery of Additional Costs

If the imposition of or any change in any law, rule, regulation or treaty, the issuance of any request, rule, guideline or directive, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law and any changes imposed by (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives issued under or in connection with such act and (ii) the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on Lender), reserve requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (a) increase the cost to Lender for extending, maintaining or funding the Loan, (b) reduce the amounts payable to Lender under the Loan, or (c) reduce the rate of return on Lender’s capital as a consequence of Lender’s obligations with respect to the Loan, then Borrowers agree to pay Lender such additional amounts as will compensate Lender therefor, within five Banking Business Days after Lender’s demand for such payment. Lender’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrowers, which explanation and calculations shall be conclusive in the absence of manifest error.

2.6	Funding Fee

Upon execution and delivery of this Agreement, Borrowers shall pay to Lender a closing fee in the amount of $60,000. No portion of such loan fee or any other fee paid hereunder shall be refunded in the event of early termination of this Agreement or any termination or reduction of the right of Borrowers to request advances under this Agreement. Lender is authorized and directed, upon execution of this Agreement and fulfillment of all conditions precedent hereunder, to disburse a sufficient amount of the Loan proceeds to pay the loan fees in full.

2.7	Late Fee

If any payment hereunder is more than ten days past due, Lender may charge, and Borrowers shall pay upon demand, a late fee equal to 5% of the amount of such payment or $50, whichever is greater, to compensate Lender for administrative expenses and other costs of delinquent payments, and such late fee shall be in addition to and not as a waiver of, Lender’s remedies arising from Borrowers’ failure to make such payment. The amount of any late fee shall be added to the principal balance of the Loan and shall accrue interest hereunder at the Default Rate until paid in full.

2.8	Consideration Among Co-Borrowers

The transactions evidenced by the Loan Documents are in the best interests of Borrowers, including non-Borrower Subsidiaries, and creditors of Borrowers, including non-Borrower Subsidiaries. Borrowers and non-Borrower Subsidiaries are a single integrated financial enterprise and each of the Borrowers and non-Borrower Subsidiaries receives a substantial benefit from the availability of credit under the Loan Documents. Borrowers and non-Borrower Subsidiaries would not be able to obtain financing in the amounts or upon terms as favorable as provided in the Loan Documents on an individual basis. The Loan will enable each of the Borrowers and non-Borrower Subsidiaries to operate their business more efficiently, more profitably, and to expand their businesses. The direct and indirect benefits that inure to each of the Borrowers and non-Borrower Subsidiaries by entering into the Loan Documents constitute substantially more than “reasonable equivalent value” (as such term is used in § 548 of the United States Bankruptcy Code) and “valuable consideration”, “fair value”, and “fair consideration” (as such terms are used in state fraudulent transfer law).

2.9	Taxes

a.           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of a Loan Party) requires the deduction or withholding of any Tax from any such payment, then (i) the applicable Loan Party shall be entitled to make such deduction or withholding, (ii) the applicable Loan Party shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including deductions or withholdings applicable to additional amounts payable under this Section) the applicable recipient of such payment receives an amount equal to the sum it would have received had no such deduction or withholding been made.

b.           Payment of Other Taxes by Borrowers. The Loan Parties shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

c.           Indemnification by Borrowers. The Loan Parties shall jointly and severally indemnify Lender, within 10 Banking Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) paid or payable by the applicable recipient of such payment or required to be withheld or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate showing in reasonable detail the calculation of the amount of such payment or liability delivered to the Loan Parties by a Lender shall be conclusive absent manifest error.

d.	Status of Lender.

(i)          Any Lender that is entitled to an exemption from, reduction of or withholding of any Tax with respect to payments made under any Loan Document shall deliver to Borrowers, at the time or times reasonably requested by Borrowers, such properly completed and executed documentation reasonably requested by Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers as will enable Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)         Without limiting the generality of the foregoing, if any Borrower is a US Person:

(1)         any Lender that is a U.S. Person shall deliver to Borrowers on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers (in such number of copies as shall be requested by Borrowers) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers), whichever of the following is applicable: (I) an IRS Form W-8BEN establishing an exemption from U.S. federal withholding Tax, (II) an IRS Form W-8ECI, (III) to the extent a Foreign Lender is not the beneficial owner of a payment received under any Loan Document, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-9, and/or other certification documents from each beneficial owner, or (IV) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers to determine the withholding or deduction required to be made; and

(3)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers at the time or times prescribed by law and at such time or times reasonably requested by Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers as may be necessary for Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)        Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify Borrowers in writing of its legal inability to do so

e.           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

3.	Security for Loan

3.1	Collateral

The Obligations shall be secured by the Collateral, which shall include, without limitation, a security interest in substantially all assets of the Loan Parties pursuant to and in accordance with, among other things, the Pledge and Security Agreement and the other Collateral Documents from time to time required by Lender.

Each Loan Party acknowledges its intention that the Loan is a “Related Debt” as defined in the Hedging Transaction Documents, and agrees that the intention and interpretation of said interest rate management transaction is that the Loan is a “Related Debt” thereunder. The priority of the interests in the Collateral securing the Loan and any Hedging Transactions shall be pari passu.

4.	Conditions to Loan Disbursements

4.1	Conditions to Initial Loan Disbursements

Lender’s obligation to disburse any of the Loan on the Effective Date is expressly subject to, and shall not arise until all of the conditions set forth below have been satisfied or waived. All of the documents referred to below must be in a form and substance acceptable to Lender.

a.           All of the Loan Documents and all other documents contemplated to be delivered to Lender prior to funding have been fully executed and delivered to Lender.

b.           All other conditions precedent provided in or contemplated by the Loan Documents or any other agreement or document have been performed.

c.           As of the Effective Date, the following shall be true and correct: (i) all representations and warranties made by Borrowers in the Loan Documents are true and correct in all material respects as of the date of such disbursement; and (ii) no Default or Event of Default has occurred which has not been waived or timely cured.

d.           Lender has received certificates of insurance pursuant to Section 6.8 Insurance reasonably acceptable to Lender.

e.           Lender has received a Quality of Earnings report in respect of Sierra acceptable to Lender.

f.            Lender has received a certificate of the corporate secretary, an assistant secretary or equivalent partner, manager or member, as applicable, of Borrowers, in a form and content reasonably acceptable to Lender, attaching or including as applicable: (i) certified copies of all Organizational Documents of Borrowers, (ii) resolutions of the board of directors or managers, as applicable, and of the shareholders or members, as applicable, of Borrowers authorizing and approving the execution, delivery and performance of each Loan Document to which such Person is a party; (iii) good standing certificates or their equivalents from the respective states of organization and the respective states in which the principal places of business of each is located, each to be dated a recent date prior to the Effective Date; and (iv) signature and incumbency certificates of the Responsible Officers of Borrowers executing the Loan Documents.

g.           Lender shall have received the initial funding fee referenced in Section 2.6 Funding Fee and all fees and other amounts due and payable on or prior to the Effective Date, including, reimbursement or payment of all reasonable legal fees and expenses of Lender’s counsel, and all reasonable out-of-pocket expenses required to be reimbursed or paid by Borrowers under the Loan Documents.

h.           The Acquisition shall have been, or simultaneously with the funding of the Loan will be, consummated on the Effective Date in material compliance with applicable Law and in accordance with the Acquisition Documents without material waiver of any term or condition thereof which is materially adverse to Lender which has not been consented to by Lender (such consent not to be unreasonably withheld, conditioned or delayed).

i.            The Loan Parties shall have delivered to Lender a certified copy of the final, fully executed Acquisition Documents and any amendments, modifications or waivers thereto.

j.            Lender shall have received payoff statements from each of Sierra’s existing creditors in a form acceptable to Lender, which shall include the commitment of each such lender to release its liens and terminate any existing UCC financing statements which name Sierra as debtor, trustor, or grantor, or similar designations, or which authorize any Loan Party or Lender to terminate such UCC financing statements upon payment in full of all indebtedness owing by Sierra to such lender.

k.           Lender has received a pro forma Consolidated unaudited balance sheet dated as of June 30, 2017, in a form reasonably acceptable to Lender and with results reasonably acceptable to Lender, which includes a certification by a Responsible Officer of Black Diamond that such Consolidated balance sheet fairly presents in all material respects the financial condition of the Loan Parties as of such date.

l.            Each Loan Party shall have provided to Lender the documentation and other information requested by Lender to enable Lender to verify the Loan Parties’ identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

m.           The Loan Parties shall have a capital structure reasonably acceptable to Lender.

n.           As of the Effective Date, there has not been any Material Adverse Effect (as such term is defined in the Acquisition Documents).

o.           The Loan Parties shall have delivered to Lender a Disbursement Instructions Letter.

p.           Lender has received a Borrowing Base Certificate dated on or about the Effective Date covering the period ending June 30, 2017.

q.           The Loan Parties shall have provided a completed Compliance Certificate certifying that (A) the Loan Parties are in compliance with all terms and conditions of this Agreement and (B) after giving effect to all transactions on the Effective Date, the Total Leverage Ratio of Borrowers is not greater than 3.25 to 1.00.

All conditions precedent set forth in this Agreement and any of the Loan Documents are for the sole benefit of Lender and may be waived unilaterally by Lender.

4.2           Conditions to Subsequent Loan Disbursements

After the Effective Date, Lender’s obligation to make any disbursements of the Loan, and to issue, extend or renew any Letter of Credit, shall be subject to the satisfaction or waiver of the following conditions precedent:

a.           At the time of each such disbursement or the issuance, extension or renewal of such Letter of Credit, and also immediately after giving effect thereto, the outstanding principal balance of the Loan (including amounts frozen for outstanding Letters of Credit issued thereunder) plus the amount of any requested disbursement thereunder (or the stated amount of any requested Letter of Credit) shall not exceed the lesser of (i) the Maximum Availability at the time of determination and, to the extent the Borrowing Base Threshold would be exceeded at the time of determination, (ii) the Borrowing Base.

b.           All other conditions precedent for subsequent disbursements provided in or contemplated by the Loan Documents or any other agreement or document have been performed.

c.           At the time of each such disbursement of the Loan, or the issuance, extension or renewal of such Letter of Credit, and also immediately after giving effect thereto, (i) there shall exist no Default or Event of Default, and (ii) all representations and warranties of the Loan Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (except that to the extent any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such disbursement of the Loan or issuance, extension or renewal of any Letter of Credit, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) as of such earlier date.

d.           The acceptance of the benefits of each disbursement of the Loan or issuance, extension or renewal of any Letter of Credit shall constitute a representation and warranty by the Loan Parties to Lender that all of the applicable conditions specified in this Section 4.2 have been satisfied as of the times referred to in this Section.

4.3	No Default, Adverse Change, False or Misleading Statement

Lender’s obligation to advance any funds at any time pursuant to this Agreement and the Promissory Note shall, at Lender’s sole discretion, terminate upon the occurrence of any Event of Default or any event which could have a Material Adverse Effect. Upon the exercise of such discretion, Lender shall be relieved of all further obligations under the Loan Documents.

5.	Representations and Warranties

Each Loan Party as to itself represents and warrants to Lender as follows:

5.1           Organization and Qualification

Black Diamond is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and that it is qualified and in good standing as a foreign corporation in the State of Utah.

BDEL is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and that it is qualified and in good standing as a foreign corporation in the States of Utah and California.

BD-Retail is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and that it is qualified and in good standing as a foreign corporation in the State of Utah.

Each of Everest, BDNA, PIEPS Service, Sierra and BDEH is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware, and that, if required, it is qualified and in good standing as a foreign limited liability company in the State of Utah or, in the case of Sierra, in the State of Missouri.

Each other Loan Party not listed above is a corporation or limited liability company, as applicable, duly organized and validly existing in good standing under the laws of the State of its organization.

Each Loan Party is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where the conduct of its business requires qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Each Loan Party has the requisite power and authority to own its property and to conduct the business in which it engages and to enter into and perform its Obligations under the Loan Documents.

Each Loan Party has delivered to Lender or Lender’s counsel accurate and complete copies of its Organizational Documents which are operative and in effect as of the Effective Date.

5.2	Authorization

The execution, delivery and performance by such Loan Party of the Loan Documents and the transactions contemplated thereby have been duly authorized by all necessary corporate or limited liability company action on the part of such Loan Party and are not inconsistent with such Loan Party’s Organizational Documents or any resolution of the shareholders or board of directors or members or managers, as applicable, of such Loan Party, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which such Loan Party is a party or by which it is bound, where such contravention or default would reasonably be expected to have a Material Adverse Effect, and that upon execution and delivery thereof, the Loan Documents will constitute legal, valid, and binding agreements and Obligations of such Loan Party, enforceable in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors generally and limitations on the availability of equitable remedies.

5.3	Corporate Relationships

The shareholders or members, as applicable, of each Loan Party (other than Black Diamond) and their respective number and percentage of issued and outstanding Equity Interests in each Loan Party are as set forth on Schedule 5.3 hereto.

5.4	No Governmental Approval Necessary

No consent by, approval of, giving of notice to, registration with, or taking of any other action with respect to or by any federal, state, or local governmental authority or organization is required for such Loan Party’s execution, delivery, or performance of the Loan Documents, except where any failure to so obtain such consent or approval or take any other action could not reasonably be expected to have a Material Adverse Effect.

5.5	Accuracy of Financial Statements

The Consolidated audited financial statements of Black Diamond and its Subsidiaries heretofore delivered to Lender have been prepared in accordance with Accounting Standards.

The Consolidated unaudited financial statements of Black Diamond and its Subsidiaries heretofore delivered to Lender fairly present in all material respects Black Diamond’s and its Subsidiaries’ financial condition as of the date thereof and the results of its operations for the period or periods covered thereby and are consistent in all material respects with other financial statements previously delivered to Lender.

Since the dates of the most recent Consolidated audited and Consolidated unaudited financial statements delivered to Lender, there has been no event which would have a Material Adverse Effect on the financial condition of Black Diamond and its Subsidiaries, taken as a whole.

5.6	No Pending or Threatened Litigation

Except as disclosed in Black Diamond’s periodic filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, there are no demands, judgments, actions, suits, orders, decrees, arbitrations or proceedings pending or, to such Loan Party’s knowledge, threatened against or affecting any of the Loan Parties in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect.

5.7	Full and Accurate Disclosure

This Agreement, the financial statements referred to herein, any loan application submitted to Lender, and all other statements furnished by the Loan Parties to Lender under any of the Loan Documents or in connection herewith contain no untrue statement of a material fact and do not omit to state a material fact necessary to make the statements contained therein or herein not misleading in any material respect, as of the date such documents and statements were delivered or made. Each Loan Party has not failed to disclose in writing to Lender any fact that would have a Material Adverse Effect.

5.8	Compliance with ERISA

Each Loan Party is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, and the regulations and published interpretations thereunder. Neither a Reportable Event as set forth in Section 4043 of ERISA or the regulations thereunder (“Reportable Event”) nor a prohibited transaction as set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, has occurred and is continuing with respect to any employee benefit plan (other than a multiemployer pension plan as defined under Sections 3(37) or 4001(a)(3) of ERISA or a “Taft Hartley” employee welfare benefit plan established, maintained, or to which contributions have been made by such Loan Party or any trade or business (whether or not incorporated) which together with such Loan Party would be treated as a single employer under Section 4001 of ERISA (“ERISA Affiliate”) for its employees which is covered by Title I or Title IV of ERISA (“Plan”); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated which is subject to Title IV of ERISA; no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted any such proceedings; neither any Loan Party nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from any Plan described in Section 4001(a)(3) of ERISA which covers any employees of the Loan Parties or any ERISA Affiliate (“Multi-employer Plan”); each Loan Party and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets equals or exceeds the present value of all vested benefits under or all claims reasonably anticipated against each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder and the applicable statements of the Financial Accounting Standards Board for calculating the potential liability of any Loan Party or any ERISA Affiliate under any Plan; neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC (except payment of premiums, which is current) under ERISA.

Each Loan Party, each ERISA Affiliate and each group health plan (as defined in ERISA Section 733) sponsored by the Loan Parties and each ERISA Affiliate, or in which any Loan Party or any ERISA Affiliate is a participating employer, are in compliance with, have satisfied and continue to satisfy (to the extent applicable) all requirements for continuation of group health coverage under Section 4980B of the Internal Revenue Code and Sections 601 et seq. of ERISA, and are in compliance with, have satisfied and continue to satisfy Part 7 of ERISA and all corresponding and similar state laws relating to portability, access and renewability of group health benefits and other requirements included in Part 7.

5.9	Compliance with USA Patriot Act

No Loan Party is subject to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to the Loan Parties or from otherwise conducting business with the Loan Parties.

5.10	Compliance with All Other Applicable Law

Each Loan Party has complied in all material respects with all applicable Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Black Diamond and its Subsidiaries and their respective officers and employees and to the knowledge of Black Diamond its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person.  None of (a) Black Diamond, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Black Diamond, any agent of Black Diamond or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No advance of Loan proceeds or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

5.11	Environmental Representations and Warranties

Except as set forth on Schedule 5.11, no Hazardous Materials are now located on, in, or under the Real Property, nor is there any Environmental Condition on, in, or under the Real Property and neither the Loan Parties nor, to the Loan Parties’ knowledge, after due inquiry and investigation, any other Person has ever caused or permitted any Hazardous Materials to be placed, held, used, stored, released, generated, located or disposed of on, in or under the Real Property, or any part thereof, nor caused or allowed an Environmental Condition to exist on, in or under the Real Property, except, in each instance, in the ordinary course of the Loan Parties’ businesses under conditions that are generally recognized to be appropriate and safe and that are in compliance with all applicable Environmental Health and Safety Laws. No investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials and/or an Environmental Condition is proposed, threatened, anticipated or in existence with respect to the Real Property.

Except as set forth on Schedule 5.11, the Loan Parties have no knowledge of the existence of any report, document, or other evidence of any Hazardous Materials or Environmental Condition with respect to the Real Property.

5.12	Operation of Business

Except as set forth on Schedule 5.12, to their knowledge, each Loan Party possesses all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and to their knowledge, the Loan Parties are not in violation of any valid rights of others which would have a Material Adverse Effect on the Loan Parties with respect to any of the foregoing.

5.13	Payment of Taxes

Each Loan Party has filed all material tax returns (federal, state, and local) required to be filed and has paid all material taxes, assessments, and governmental charges and levies, including interest and penalties, on such Loan Party’s assets, business and income, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.

5.14	Solvency

Both before and immediately after the consummation of all transactions contemplated by the Loan Documents, and immediately after the making of each advance on the Loan thereafter, and after giving effect to the application of the proceeds of the Loan, (a) the fair value of the assets of each Loan Party will exceed its Debts, (b) the present fair saleable value of the assets of each Loan Party will be greater than the amount that will be required to pay the probable liability of its Debts, as such Debts can reasonably be expected to become absolute and matured, (c) each Loan Party will be able to pay its Debts as such Debts can reasonably be expected to become absolute and matured, and (d) each Loan Party will not have unreasonably small capital with which to conduct its business and its business as is proposed, contemplated or about to be conducted.

5.15	Employee Matters

Except as set forth on Schedule 5.15 hereto, (a) none of the Loan Parties are subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Loan Parties, and to the knowledge of the Loan Parties, no union or collective bargaining unit has sought such certificates or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Loan Parties, threatened between any Loan Party and their employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.16	Brokerage

There are no rights to or claims for broker’s, finder’s, due diligence, structuring, debt or equity placement fees, commissions, or similar compensation payable with respect to the consummation of the transactions contemplated in the Loan Documents.

5.17	Assets of Loan Parties

a.           Real Property. (i) Schedule 5.17(a) hereto is a complete and accurate list of all Real Property owned or leased by the Loan Parties and each location where Collateral is stored or located, excluding locations where a non-material amount of Collateral may be located (and with an amount of less than $300,000 of Collateral in the aggregate for all such locations), Collateral in transit or located at a Loan Party’s contractor for processing (in the ordinary course of business), (ii) complete and accurate copies of all leases of Real Property to which any Loan Party is a party have been provided to Lender, and (iii) to each Loan Party’s respective knowledge, (A) all such leases are in full force and effect, are valid, binding and enforceable, and (B) no event of default or event which, with the passage of time or giving of notice, or both, would constitute an event of default, has occurred and is existing thereunder.

b.           Intellectual Property. Each Loan Party owns, is licensed to use or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the business of the Loan Parties (collectively, “Intellectual Property”) and all such patents, trademarks, trade names, copyrights, applications therefor, and domain names identified on Schedule 5.17(b) hereto are duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as disclosed on Schedule 5.17(b) hereto, to each Loan Party’s respective knowledge, the use of such Intellectual Property by the Loan Parties does not and has not been alleged by any Person to infringe on the rights of any Person. No Loan Party owes any royalties, honoraria or fees to any Person by reason of its use of the Intellectual Property.

c.           Material Contracts. (i) Schedule 5.17(c) hereto is a complete and accurate list of all Material Contracts to which the Loan Parties are a party, (ii) complete and accurate copies of all such contracts have been provided to Lender, and (iii) to each Loan Party’s respective knowledge, (A) all such contracts are in full force and effect, and are valid, binding and enforceable, and (B) no event of default or event which, with the passage of time or giving of notice, or both, would constitute an event of default, has occurred and is existing thereunder.

d.           Deposit & Securities Accounts. Schedule 5.17(d) hereto lists all banks and other financial institutions at which the Loan Parties maintain deposit, securities and/or other accounts, and such Schedule correctly identifies the name, address and telephone number of each such bank or other financial institution, the name in which the account is held, a description of the purpose of the account, and the complete account number.

e.           Equity Interests. Schedule 5.17(e) hereto is a complete and accurate list of all Equity Interests of other Persons owned, directly or indirectly, by each Loan Party.

f.            Vehicles & Equipment. Schedule 5.17(f) attached hereto contains a complete and accurate list as of the Effective Date, as updated from time to time upon request by Lender, of all vehicles and equipment which are subject to certificate of title or similar statutes (as contemplated in Section 9-311 of the UCC) owned by the Loan Parties in connection with their operations as of the Effective Date or as updated from time to time upon request by Lender, which schedule indicates which vehicles are owned by which Loan Party, the lessor of any vehicles leased by such Loan Party, and the VIN or other identifying number and state of registration of each.

g.           Title and Liens. The Loan Parties have good, sufficient, and legal title to all properties and assets reflected in its most recent balance sheet delivered to Lender, except for assets disposed of in the ordinary course of business or as otherwise permitted hereunder since the date of such balance sheet, subject to no Liens other than Permitted Liens.

5.18	Acquisition Documents

As of the Effective Date, the Loan Parties have delivered to Lender a complete and correct copy of the Acquisition Documents. The Acquisition Documents comply in all material respects with, and the Acquisition has been consummated in all material respects in accordance with, all applicable Laws. The Acquisition Documents are in full force and effect as of the Effective Date and have not been terminated, rescinded or withdrawn. All requisite approvals by governmental authorities having jurisdiction over Sellers under the Acquisition Documents, any Loan Party, or the other Persons referenced therein with respect to the transactions contemplated by the Acquisition Documents have been obtained, except where the failure to obtain same could not reasonably be expected to have a Material Adverse Effect, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Documents or to the conduct by any Loan Party of its business thereafter.

6.	Covenants

The Loan Parties make the following agreements and covenants, which shall continue so long as this Agreement is in effect and so long as the Loan Parties are indebted to Lender for the Obligations.

6.1	Use of Proceeds

The Loan Parties shall use the proceeds of the Loan for general corporate purposes, including funds for working capital, capital expenditures, loans and/or investments in wholly-owned foreign Subsidiaries and the issuance of letters of credit.

The Loan Parties shall not, directly or indirectly, use any of the proceeds of the Loan for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors, or for any other purpose not permitted by Section 7 of the Securities Exchange Act of 1934, as amended, or by any of the rules and regulations respecting the extension of credit promulgated thereunder.

Borrowers will not request any advance of Loan proceeds or Letter of Credit, and Borrowers shall not use, and shall procure that their respective Subsidiaries and their or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.2	Continued Compliance with ERISA

The Loan Parties covenant that, with respect to all Plans (as defined in Section 5.8 Compliance with ERISA) which the Loan Parties or any ERISA Affiliate currently maintains or to which the Loan Parties or any ERISA Affiliate is a sponsoring or participating employer, fiduciary, party in interest or disqualified person or which the Loan Parties or any ERISA Affiliate may hereafter adopt, the Loan Parties and each ERISA Affiliate shall continue to comply in all material respects with all applicable provisions of the Internal Revenue Code and ERISA and with all representations made in Section 5.8 Compliance with ERISA, including, without limitation, conformance with all notice and reporting requirements, funding standards, prohibited transaction rules, multi-employer plan rules, necessary reserve requirements, and health care continuation, coverage and portability requirements, except where the failure to so comply would not have a Material Adverse Effect on Black Diamond and its Subsidiaries, taken as a whole.

6.3	Continued Compliance with USA Patriot Act

The Loan Parties shall (a) not be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to the Loan Parties or from otherwise conducting business with the Loan Parties, and (b) provide documentary and other evidence of the Loan Parties’ identity as may be requested by Lender at any time to enable Lender to verify the Loan Parties’ identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.4	Continued Compliance with Applicable Law

Each Loan Party shall conduct its business in a lawful manner and in compliance with all applicable Laws, in each instance in all material respects; shall maintain in good standing all licenses and organizational or other qualifications reasonably necessary to its business and existence; and shall not engage in any business not authorized by and not in accordance with its Organizational Documents and other governing documents.

6.5	Prior Consent for Amendment or Change

Except as set forth in Schedule 6.5 or changes that would not have any material adverse effect on Lender, the Loan Parties shall not modify, amend, waive, or otherwise alter, or fail to enforce, their respective Organizational Documents or other governing documents, the Acquisition Documents, or any note or other instrument governing or evidencing the Intercompany Loans, in each case, in any manner without Lender’s prior written consent.

6.6	Payment of Taxes and Obligations

The Loan Parties shall pay when due all material taxes, assessments, and governmental charges and levies on the Loan Parties’ assets, business, and income, and all material obligations of the Loan Parties of whatever nature, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.

6.7	Financial Statements and Reports

The Loan Parties shall provide Lender with the financial statements and reports described below. Audited financial statements and reports shall be prepared in accordance with Accounting Standards. Unaudited financial statements and reports shall fairly present in all material respects the Loan Parties’ financial condition as of the date thereof and the results of the Loan Parties’ operations for the period or periods covered thereby and shall be consistent in all material respects with other financial statements previously delivered to Lender in connection with this Loan.

Until requested otherwise by Lender, the Loan Parties shall provide the following financial statements and reports to Lender:

a.           Annual audited Consolidated Financial Statements of Black Diamond for each Fiscal Year, to be delivered to Lender within 90 days after such Fiscal Year End. Borrowers shall also submit to Lender copies of any management letters or other reports submitted by independent certified public accountants in connection with the examination of the financial statements of Borrowers made by such accountants.

b.           Quarterly Consolidated Financial Statements of Black Diamond for each fiscal quarter of Black Diamond, to be delivered to Lender within 45 days after the end of the fiscal quarter. The quarterly financial statements shall include a certification by a Responsible Officer of Black Diamond that the quarterly financial statements fairly present Borrowers’ financial condition in all material respects as of the date thereof and the results of the operations of the period covered thereby and are consistent, except as disclosed in the footnotes thereto, in all material respects with other financial statements previously delivered to Lender.

c.           Together with each of the annual and quarterly Consolidated Financial Statements required to be delivered to Lender pursuant to the provisions of paragraphs (a) and (b) above, Borrowers shall submit to Lender a Compliance Certificate certifying that Borrowers are in compliance with all terms and conditions of this Agreement, including compliance with the financial covenants provided in Section 6.14 Financial Covenants. Each Compliance Certificate shall include the data and calculations supporting all financial covenants, whether in compliance or not, and shall be signed by a Responsible Officer of Black Diamond.

d.           Commencing September 1, 2017, within 20 days after the end of each calendar month (or more frequently as needed to support requests for advances under the Revolving Loan in excess of the Borrowing Base indicated in the most recently delivered Borrowing Base Certificate, which such Borrowing Base Certificate shall be delivered no later than five Banking Business Days prior to the requested advance date), a Borrowing Base Certificate certifying the amount of advances for which Borrowers are eligible under the Loan; provided, however, Borrowing Base Certificates shall only be required to be delivered under this subsection to the extent (a) an Event of Default has occurred and remains continuing or (b) if the outstanding balance under the Revolving Loan (including amounts frozen for outstanding Letters of Credit issued thereunder) exceeds $30,000,000. The Borrowing Base Certificate shall include the data and calculations supporting the eligibility and shall be signed by a Responsible Officer of Black Diamond.

e.           Financial forecasts for each Fiscal Year, with projections broken down by each fiscal quarter, to be delivered to Lender within 60 days after each Fiscal Year End.

f.            Promptly after discovery thereof, the Loan Parties will notify Lender of any breach of any covenants contained in Section 6 Covenants and of the occurrence of any Default or Event of Default hereunder.

g.           Promptly (but in any event within five Banking Business Days) provide written notice, with a reasonable description and the intended course of action of the Loan Parties with respect thereto, of the occurrence of a default by any Loan Party or by any other party to any Material Contract of which any Loan Party is aware which would reasonably be expected to result in a Material Adverse Effect.

h.           The Loan Parties will furnish to Lender as soon as available copies of any other information pertinent to any provision of this Agreement or to the Loan Parties’ business which Lender may reasonably request.

6.8	Insurance

The Loan Parties shall maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. Lender shall be named as an additional insured (and, for the avoidance of doubt, with such insurance policy of the Loan Parties to be primary insurance and not in any way to be deemed or construed as contributory with Lender’s own insurance policies) and as lender’s loss payee on all property and casualty insurance policies, and all property and casualty insurance policies shall provide that the policies may not be cancelled without at least ten days prior written notice to Lender.

The Loan Parties shall annually provide Lender with (i) a certificate executed by an authorized officer of the Loan Parties certifying the existence of the property and casualty insurance program carried by the Loan Parties, and (ii) a written summary of said program identifying the name of each insurer, the number of each policy and expiration date of each policy, the amounts and types of each coverage, and a list of exclusions and deductibles for each policy.

Unless the Loan Parties provide Lender with evidence of the continuing insurance coverage required by this Agreement, Lender may purchase insurance at the Loan Parties’ expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect the interests of the Loan Parties and their Subsidiaries. The coverage that Lender purchases may, but need not, pay any claim that is made against any Loan Party in connection with the Collateral. The Loan Parties may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that the Loan Parties and their Subsidiaries have obtained the insurance coverage required by this Agreement. If Lender purchases insurance for the Collateral as set forth above, the Loan Parties will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and the costs of the insurance shall constitute additional Obligations.

6.9	Inspection; Collateral Exam; Inventory, Equipment and Accounts Receivable

The Loan Parties shall at any reasonable time during normal business hours and from time to time permit Lender or any representative of Lender to examine and evaluate the Collateral, to audit the Collateral perfection procedures, and to conduct an appraisal of such Collateral, which appraisal shall be conducted by an appraiser acceptable to Lender, and to examine, inspect, audit and make copies of and abstracts from the records and books of account of, and visit and inspect the properties and assets of the Loan Parties and to discuss the affairs, finances, and accounts of the Loan Parties with any of the Loan Parties’ officers and directors and with the Loan Parties’ independent accountants, customers, vendors or suppliers or any other party reasonably deemed necessary by Lender (collectively, the “Collateral Exam”); provided, however, that Lender shall (i) take reasonable steps to ensure the confidentiality of any documents or information that may be disclosed pursuant to this Section, including maintaining the confidentiality thereof as required by laws, rules and regulations, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; (ii) schedule each Collateral Exam at least ten (10) days in advance with the Loan Parties and not conduct more than one Collateral Exams in any consecutive 12 month period; and (iii) not conduct the Collateral Exam in a manner or at a time that unreasonably interferes with the business of the Loan Parties; provided, further, that clauses (ii) and (iii) immediately above shall not apply during the occurrence and continuation of an Event of Default. As long as there is no continuing Event of Default, the Loan Parties shall pay all reasonable costs and expenses of no more than one Collateral Exam in any twelve-month period; provided, that, the Loan Parties shall pay all reasonable costs and expenses of any Collateral Exams performed after the occurrence and during the continuation of an Event of Default.

If at any time (a) an Event of Default has occurred and remains continuing or (b) if the outstanding balance under the Revolving Loan (including amounts frozen for outstanding Letters of Credit issued thereunder) exceeds $30,000,000, in each case, then the Loan Parties shall promptly (i) notify Lender in writing upon any Qualified Inventory, Qualified Equipment or Qualified Account ceasing to be or being determined to have been incorrectly identified as Qualified Inventory, Qualified Equipment or a Qualified Account and (ii) provide Lender with such reports and records concerning equipment, inventory, accounts receivable and accounts payable as Lender may reasonably request. Unless requested otherwise by Lender, the Loan Parties shall provide the following reports and records to Lender at any time (a) an Event of Default has occurred and remains continuing or (b) if the outstanding balance under the Revolving Loan (including amounts frozen for outstanding Letters of Credit issued thereunder) exceeds $30,000,000:

a.           An accounts receivable aging report in a form acceptable to Lender, to be delivered to Lender together with each Borrowing Base Certificate ( and each Loan Party hereby authorizes Lender to verify such Loan Party’s accounts through written or verbal verification methods at the reasonable discretion of Lender).

b.           An accounts payable aging report in a form acceptable to Lender, to be delivered to Lender together with each Borrowing Base Certificate.

c.           An inventory reconciliation report, reconciling inventory to the Loan Parties’ financial statements and the most recent Borrowing Base Certificate in a form acceptable to Lender, to be delivered to Lender together with each Borrowing Base Certificate.

d.           An annual list of the names, addresses and phone numbers of all account debtors on each Loan Party’s accounts, including reporting for its Subsidiaries, in a form acceptable to Lender to be delivered to Lender together with each Compliance Certificate delivered on the last quarter of each fiscal year.

e.           An annual equipment report in a form reasonably acceptable to the Lender which includes the exact name, address and phone number of the customer with whom the equipment is located, the serial number and any other identifying information for the equipment, the acquisition date of the equipment, the acquisition value, the accumulated depreciation, the book value and the currency, to be delivered to Lender on each anniversary of the Effective Date.

6.10	Operation of Business

The Loan Parties shall maintain all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, that the Loan Parties reasonably determine are necessary in the operation of their business. The Loan Parties shall continue to engage in a Permitted Business.

6.11	Maintenance of Records and Properties

The Loan Parties shall keep adequate records and books of account in which complete entries will be made in accordance with Accounting Standards. The Loan Parties shall maintain, keep and preserve all of their material properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted. Notwithstanding anything in this Agreement to the contrary, the Loan Parties shall be free to close any of their respective offices or open any offices as they, in their reasonable business judgment, determine is appropriate.

6.12	Notice of Claims

The Loan Parties shall promptly notify Lender in writing of all actions, suits or proceedings filed against or affecting the Loan Parties in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect.

6.13	Environmental Covenants

The Loan Parties covenant that they will:

a.           Not permit the presence, use, disposal, storage or release of any Hazardous Materials on, in, or under the Real Property, except in the ordinary course of the Loan Parties’ business under conditions that are generally recognized to be appropriate and safe and that are in compliance with all applicable Environmental Health and Safety Laws.

b.           Not permit any substance, activity or Environmental Condition on, in, under or affecting the Real Property which is in violation of any Environmental Health and Safety Laws.

c.           Comply in all material respects with the provisions of all Environmental Health and Safety Laws.

d.           Notify Lender promptly of any material discharge of Hazardous Materials, Environmental Condition, or environmental complaint or notice received from any governmental agency or any other party.

e.           Upon any material discharge of Hazardous Materials or upon the occurrence of any Environmental Condition, promptly comply with all Environmental Health and Safety Laws related thereto, promptly pay any fine or penalty assessed in connection therewith (unless being contested in good faith), and promptly notify Lender of such events.

f.            Permit Lender to inspect in a non-invasive manner the Real Property for Hazardous Materials and Environmental Conditions, and to inspect all books, correspondence, and records pertaining thereto (except during the continuance of an Event of Default), and upon the occurrence and continuation of an Event of Default, to conduct tests thereon.

g.           Provide a Phase 1 report (including all validated and unvalidated data generated for such reports) of a qualified independent environmental engineer reasonably acceptable to Lender, reasonably satisfactory to Lender in scope, form, and content, and provide to Lender such other and further assurances reasonably satisfactory to Lender, that the Loan Parties are in compliance with these covenants concerning Hazardous Materials and Environmental Conditions, and that any past violation thereof has been corrected in compliance with all applicable Environmental Health and Safety Laws. Lender shall be entitled to one report every two years at the Loan Parties’ expense if Lender has a good faith reason to believe that there is an Environmental Condition affecting the Real Property. Upon the occurrence and during an Event of Default, Lender shall be entitled to a report from time to time upon request of Lender and at the Loan Parties’ expense.

h.           Immediately advise Lender of any additional, supplemental, new, or other material information concerning any Hazardous Materials or Environmental Conditions relating to the Real Property.

6.14	Financial Covenants

Except as otherwise provided herein, each of the accounting terms used in this Section 6.14 shall have the meanings used in accordance with Accounting Standards. Each of the financial covenants listed below shall be tested on a quarterly basis.

a.           Minimum Fixed Charge Coverage Ratio. Black Diamond and its Subsidiaries, on a Consolidated basis and to be measured at each reporting period set forth in Section 6.7 Financial Statements and Reports, shall maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

b.           Maximum Total Leverage Ratio. Black Diamond and its Subsidiaries, on a Consolidated basis and to be measured at each reporting period set forth in Section 6.7 Financial Statements and Reports, shall maintain a Total Leverage Ratio of not more than 3.25 to 1.00.

c.           Net Worth. Black Diamond and its Subsidiaries, on a Consolidated basis, will maintain a Net Worth, measured at each reporting period set forth in Section 6.7 Financial Statements and Reports, of not less than $140,000,000 at the Fiscal Year End for 2016, plus an increase of $2,000,000 at each Fiscal Year End thereafter.

d.           Asset Coverage. Black Diamond and its Subsidiaries, on a Consolidated basis, measured at each reporting period set forth in Section 6.7 Financial Statements and Reports, shall maintain a positive amount of Asset Coverage. Asset Coverage shall be adjusted on a pro forma basis for future Permitted Acquisitions, such calculations to be limited to pro forma statements filed with the Securities Exchange Commission, or if not filed with the Securities Exchange Commission, then subject to reasonable approval by Lender.

e.           Maximum Capital Expenditures. Black Diamond and its Subsidiaries, on a Consolidated basis, will not make any Capital Expenditures if, after giving effect thereto, the aggregate of all Capital Expenditures made by Borrowers, on a Consolidated basis, would exceed $5,500,000 in any Fiscal Year; provided, however, that if during any Fiscal Year the amount of Capital Expenditures permitted for that year is not so utilized, such unutilized amount may be added to the maximum Capital Expenditures permitted under this Section 6.14(e) during the next succeeding Fiscal Year, but in no event shall the maximum Capital Expenditures during any Fiscal Year include unused amounts from any year prior to the immediately preceding Fiscal Year.

6.15	Negative Pledge

The Loan Parties will not, and will not allow any non-Loan Party Subsidiary to, create, incur, assume, or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, other title retention agreement, or finance lease) of any nature, upon or with respect to any of its domestic or foreign properties or assets, now owned or hereafter acquired, or sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement under which any Loan Party appears as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, except (all of the following, collectively, “Permitted Liens”): (a) those contemplated by this Agreement; (b) liens arising in the ordinary course of business (such as liens of carriers, warehousemen, mechanics, repairmen, and materialmen) and other similar liens imposed by law for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with Accounting Standards; (c) easements, rights of way, restrictions, minor defects or irregularities in title or other similar liens which alone or in the aggregate do not interfere in any material way with the ordinary conduct of the business of the Loan Parties; (d) liens for taxes and assessments not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with Accounting Standards; (e) Permitted Liens set forth on Schedule 6.15 hereto; (f) liens securing Debt not to exceed an aggregate outstanding amount of $2,000,000, except as authorized by prior written consent of Lender; (g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, employment and unemployment insurance and other social security legislation, other than any lien imposed by ERISA; (h) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, or arising as a result of process payments under government contracts to the extent required or imposed by applicable laws, all to the extent incurred in the ordinary course of business; and (i) liens granted by a Loan Party in favor of a licensor under any intellectual property license agreement entered into by such Loan Party, as licensee, in the ordinary course of such Loan Party’s business; provided, that such liens do not encumber any property other than the intellectual property licensed by such Loan Party pursuant to the applicable license agreement and the property manufactured or sold by such Borrower utilizing such intellectual property.

The Loan Parties will not, and will not allow any non-Loan Party Subsidiary to, enter into any agreement with any third party (each a “Negative Pledge”) whereby any Loan Party or such Subsidiary is prohibited from creating, incurring, assuming or suffering to exist any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, other title retention agreement, or finance lease) of any nature, upon or with respect to any of such Person’s wholly-owned properties or assets (or such Person’s partially owned property or assets to the extent any such property or asset is collectively wholly-owned by the Loan Parties and/or non-Loan Party Subsidiaries), now owned or hereafter acquired, or from signing or filing, under the Uniform Commercial Code of any jurisdiction, a financing statement under which the Loan Parties or any of their Subsidiaries appear as debtor, or signing any security agreement authorizing any secured party thereunder to file such financing statement, or enter into any agreement with any third party whereby the Loan Parties’ or such non-Loan Party Subsidiary’s rights to do any of the foregoing are limited or restricted in any way, other than standard and customary Negative Pledge provisions in property acquired with the proceeds of any capital lease or purchase money financing that extend and apply only to such acquired property.

6.16	Restriction on Debt

The Loan Parties will not, and will not allow any non-Loan Party Subsidiary to, create, incur, assume, or suffer to exist any Debt except as permitted by this Section 6.16.

Permitted exceptions to this covenant are: (a) the Loan; (b) Intercompany Loans; (c) obligations under Hedging Transaction Documents with Lender or its affiliates; (d) Debt, not to exceed an aggregate outstanding principal amount of $2,000,000, which amount includes secured debt as authorized under Sections 6.15(e) and (f) of this Agreement; (e) the Subordinated Debt; (f) any foreign currency or interest rate hedge in the ordinary course of business; (g) Existing Debt; and (h) contingent obligations of (A) the Loan Parties or any non-Loan Party Subsidiaries in respect of Debt otherwise permitted hereunder of the Loan Parties or any non-Loan Party Subsidiaries, and (B) the Loan Parties or any non-Loan Party Subsidiaries for customary and commercially reasonable indemnification obligations incurred in good faith in connection with any Permitted Acquisitions or otherwise in connection with contractual obligations entered into in the ordinary course of business.

6.17	Mergers, Consolidations, Acquisitions, Sale of Assets

None of the Loan Parties shall wind up, liquidate, or dissolve itself, reorganize, merge, or consolidate into, acquire, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person other than another Loan Party (and after providing Lender with no less than fifteen (15) days advance notice) except in connection with Permitted Acquisitions.

“Permitted Acquisitions” means mergers, consolidations or acquisitions meeting the following requirements:

a.           At the time of completion of the Permitted Acquisition, no Default or Event of Default which has not been waived or timely cured, exists.

b.           Prior to closing of the Permitted Acquisition, Borrowers shall present information concerning the business conducted by the potential Permitted Acquisition to Lender and Lender shall respond to the Loan Parties as to whether or not the potential Permitted Acquisition is deemed to be a Permitted Business within five Banking Business Days.

c.           Prior to the closing of the Permitted Acquisition, the Loan Parties shall have provided Lender with a pro forma compliance certificate in the form provided in Section 6.7 Financial Statements and Reports, showing that upon completion of the Permitted Acquisition, the Loan Parties will be in compliance with the financial covenants provided in Section 6.14 Financial Covenants based off the most recent financial statements delivered to Lender. The method and information used in the calculation of the financial covenants for the pro forma compliance certificate shall be reasonably acceptable to Lender.

d.           If the Permitted Acquisition is a merger or a consolidation, either (i) one of the Loan Parties will be the surviving entity, (ii) the acquired company will become a majority-owned Subsidiary of one of the Loan Parties, or (iii) the Loan Parties will comply with Section 6.17f.

e.           If the Permitted Acquisition is an acquisition of ownership interests in a company, the acquired company will be a majority-owned Subsidiary of one of the Loan Parties.

f.            If the Permitted Acquisition is an acquisition of a majority of the ownership interests in a company or is a merger where a Borrower is not the surviving company and the company is not a foreign Subsidiary, the Loan Parties must comply with Section 6.21 Subsidiaries.

g.           The aggregate amount of consideration paid by the Loan Parties in (i) any individual transaction or series of related transactions does not exceed $10,000,000 or (ii) all such transactions does not exceed $40,000,000 in the aggregate.

h.           Such Permitted Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Person to be acquired.

i.            Borrowers shall have notified Lender of such proposed acquisition at least thirty (30) days prior to the consummation thereof and furnished to Lender copies of agreements, instruments and other documents as Lender reasonably shall request.

6.18	Joint Ventures and Investments

No Loan Party will make any capital contribution to or investment in, or purchase any stock or other Equity Interest of, any other Person, except in connection with Permitted Acquisitions, formation of Subsidiaries in compliance with Section 6.21, or any joint venture meeting the following requirements (the “Permitted Joint Ventures”):

a.           At the time of completion of the proposed Permitted Joint Venture, no Default or Event of Default which has not been waived or timely cured, exists.

b.           At no time shall the Loan Parties own less than 45% of the interests in the proposed Permitted Joint Venture. If at any time the Loan Parties own more than 50% of the interests in the proposed Permitted Joint Venture, such Permitted Joint Venture must comply with Section 6.21 Subsidiaries.

c.           At all times the Loan Parties shall have control of the proposed Permitted Joint Venture. For purposes of this Section control means the Loan Parties have a “financial controlling interest” determined in accordance with Accounting Standards.

d.           The aggregate amount of consideration paid by the Loan Parties for the proposed Permitted Joint Venture and all other Permitted Joint Ventures during the preceding three year period shall not exceed $3,000,000.

6.19	Change in Control

a.           No Change of Control of Black Diamond shall occur.

“Change of Control” means (i) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 40% or more of the outstanding common stock of Black Diamond, other than a “person” or “group” that includes Warren B. Kanders; or (ii) during any 24-month period individuals who at the beginning of such period constituted the Board of Directors of Black Diamond (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Black Diamond was approved by a vote of a majority of the directors who either were directors at the beginning of such period or whose election or nomination was previously so approved) ceasing for any reason to constitute a majority of the Board of Directors of Black Diamond.

b.           Black Diamond shall own, either directly or indirectly, all of the equity interests of each of the other Loan Parties.

6.20	Loans and Distributions

The Loan Parties shall not (i) declare or pay any dividends, (ii) purchase, redeem, retire or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, (iii) make any distribution of assets to its stockholders, investors, or equity holders, whether in cash, assets, or in obligations of any Loan Party, (iv) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its Equity Interests, or (v) make any other distribution by reduction of capital or otherwise in respect of any shares of its Equity Interests; provided, however the Loan Parties may make (a) redemptions and repurchases pursuant to employee stock compensation plans entered into in the ordinary course of business and (b) dividends, redemptions, repurchases and distributions as described in the foregoing clauses (i) through (v) where such proceeds are payable exclusively to other Loan Parties.

The Loan Parties shall not make any loans or pay any advances of any nature whatsoever to any Person, except advances in the ordinary course of business to (i) vendors, suppliers, and contractors, (ii) employees, not to exceed $500,000 in the aggregate at any one time outstanding, and (iii) Intercompany Loans.

6.21	Subsidiaries

No Loan Party shall, directly or indirectly, (a) create, form or acquire any foreign Subsidiaries or (b) create, form or acquire any domestic Subsidiaries unless the Loan Parties and the other specified parties comply with the remainder of this Section. If any Loan Party, directly or indirectly, creates, forms or acquires any Subsidiary on or after the Effective Date, such Loan Party will, and will cause such Subsidiary to, contemporaneously with the creation, formation or acquisition of such new Subsidiary, (1) deliver to Lender, not less than 15 days prior to the consummation of the creation, formation or acquisition of such subsidiary, a summary providing a reasonably detailed description of such subsidiary and the current terms and conditions of the proposed creation, formation or acquisition of such subsidiary in writing, (2) grant to Lender a perfected security interest in and Lien on (A) all of the issued and outstanding Equity Interests of such Subsidiary or (B) to the extent such Subsidiary is a “controlled foreign corporation” under Section 957 of the Code, no more than 66% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of such Subsidiary and (3) at Lender’s option, cause any Subsidiary that is a domestic Subsidiary to (A) either guarantee the payment and performance of the Obligations or become a Borrower hereunder by executing the Joinder Agreement, (B) grant to Lender a first priority, perfected security interest in and lien on all of such Subsidiary’s assets pursuant to a security agreement or a joinder agreement to the Collateral Documents, in either case in form and substance reasonably satisfactory to Lender and (C) deliver such other documentation and take such other actions as reasonably required by Lender.

6.22	Subordinated Debt

Payments of principal under the Subordinated Debt may be made only: (a) so long as the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 6.14 Financial Covenants; (b) Borrowers do not draw on the Revolving Loan to repay such Subordinated Debt unless Black Diamond demonstrates to Lender to Lender’s satisfaction (which determination shall be in Lender’s sole discretion) that such use of the Revolving Loan will not impair Black Diamond’s liquidity and availability under the Revolving Loan for funding Capital Expenditures, seasonal working capital and other corporate obligations and operational cash requirements; and (c) any such payment is not prohibited by the terms of such Subordinated Debt and any related subordination agreement.

6.23	Prior Consent for Name or Organizational Change

The Loan Parties shall not change their name or convert to a different form of legal entity without Lender’s prior written consent, which such consent shall not be unreasonably withheld, delayed or conditioned.

6.24	Maintenance of Existence

Each Loan Party shall maintain and preserve (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification and good standing in each jurisdiction where the nature of its business makes such qualification necessary unless such failure under this clause (b) would not reasonably be expected to have a Material Adverse Effect.

6.25	Further Assurances

Each Loan Party shall take such actions as Lender may reasonably request from time to time to (a) obtain the full benefits of the Loan Documents, (b) protect, preserve, maintain, and enforce Lender’s rights in (and the priority of Lenders’ Lien on) the Collateral and (c) enable Lender to exercise all of any of the rights, remedies and powers granted herein of in any other Loan Documents including, without limitation, upon the occurrence of any Event of Default, the execution and delivery, as applicable, of any certificates representing Equity Interests owned by any Loan Party, any Collateral Documents of Intellectual Property owned by any Loan Party, and any Real Property Security Documents in respect of any Real Property owned by any Loan Party.

6.26	Intercompany Loans

Each Loan Party agrees that all Intercompany Loans are and shall remain unsecured and subordinated in right of payment to the prior payment in full of all Obligations (other than treasury management obligations and contingent indemnification obligations). Notwithstanding any provision in this Agreement to the contrary, so long as no Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Loans to the extent not otherwise prohibited by this Agreement; provided, however, that in the event of and during the continuance of any Event of Default, no payment shall be made by or on behalf of any Loan Party on account of any Intercompany Loan. In the event that any Loan Party receives any payment of any Intercompany Loan at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party in trust for the benefit of, and shall be paid forthwith over and delivered to Lender.

6.27	Creation of Trusts; Transfers to Trusts

The Loan Parties shall not create as settlor any trust, or transfer any assets into any trust, without giving written notice to Lender at least ninety (90) days prior to such creation or transfer. Such notice shall describe in reasonable detail the trust to be created and/or the asset transfer to be made. Failure by any such settlor to provide that notice shall be an Event of Default under the Loan Documents.

The Loan Parties shall not create as settlor any actual or purported spendthrift trust, asset protection trust or any other trust intended by its terms or purpose (or having the effect) to protect assets from creditors or to limit the rights of existing or future creditors (an “Asset Protection Trust”) without the prior written consent of Lender. Lender may withhold that consent in its sole discretion. Creation of any Asset Protection Trust, and each transfer of assets thereto, by any such settlor without Lender’s prior written consent:

a.           Shall be an Event of Default under the Loan Documents;

b.           Shall have the effect of, and shall be deemed as a matter of law, regardless of that settlor’s solvency, of having been made by that settlor with the actual intent of hindering and delaying and defrauding Lender as that settlor’s creditor; and

c.           Shall constitute a fraudulent transfer that is unenforceable and void (not merely voidable) as against Lender.

With respect to each such fraudulent transfer, Lender shall have all the rights and remedies provided by state fraudulent transfer laws, or otherwise provided at law or equity. Lender shall have the right to obtain an ex parte court order directing the trustee of the Asset Protection Trust to give Lender written notice a reasonable time (of not less than ten (10) Banking Business Days) prior to making any distribution from said trust. Nothing in this paragraph shall limit or affect any rights or remedies otherwise provided to Lender by law, equity or any contract.

6.28	Updated Schedules of Assets; Certificates of Title

The Loan Parties shall, at the time of delivery of the Compliance Certificate delivered pursuant to Section 6.7 Financial Statements and Reports, provide written updates (if any) to Lender of any change in the information provided in Schedules 5.3, 5.17(a), 5.17(b), 5.17(c), 5.17(d), 5.17(e), which updated schedule(s) must be certified by a Responsible Officer of Black Diamond. From time to time within 30 days following Lender’s request therefor, the Loan Parties shall deliver to Lender the original certificates of title or similar title documents for all of each Loan Party’s owned vehicles and equipment, with Lender’s lien properly recorded thereon and free and clear of any other Liens.

6.29	Notice of Termination of Leases

Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse or manufacturing facility where any Collateral is or may be located. Each Loan Party agrees to give Lender prompt written notice upon knowledge of any officer of a Loan Party of any termination of or abandonment or surrender under any lease of Real Property and other similar agreements.

6.30	Material Contracts

Unless doing so would not result in a Material Adverse Effect, none of the Loan Parties shall (a) without the prior written consent of Lender, amend, modify or waive the performance of material obligations with respect to the Material Contracts; (b) without the prior written consent of Lender, request a waiver or consent from any party to any of the Material Contracts; (c) without the prior written consent of Lender, terminate or permit the early termination of any Material Contracts; or (d) cause any material default or any event of default under any Material Contract, as a result of which the counterparty thereto has the right to terminate such Material Contract.

6.31	Real Property

If requested by Lender upon the occurrence and during the continuance of an Event of Default, each Loan Party shall deliver the following to Lender in respect of Real Property owned by such Loan Party as requested by Lender in its sole discretion, in each case in form and substance satisfactory to Lender:

a.           Real Property Security Documents. Fully executed Real Property Security Documents or amendment to existing Real Property Security Documents with respect to such Real Property.

b.           Title Commitment. A Title Commitment with respect to such Real Property and evidence satisfactory to Lender that the Title Company has issued or irrevocably committed to issue the Title Insurance Policy or endorsements to an existing Title Insurance Policy reasonably required by Lender with respect to such Real Property to Lender.

c.           Other Information. Such other agreements, instruments, documents, reports, studies, appraisals, maps, plats, surveys or other information with respect to such Real Property as may be reasonably requested by Lender.

6.32	Bank Accounts; Treasury Management; Control Agreements

As a factor in determining the interest rate charged by Lender on the Loan and to provide additional security for Lender, each Loan Party shall maintain its principal depository and substantially all of its payment accounts with Lender and shall use Lender for the Loan Parties’ treasury management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, interstate depository network services, credit cards, stored value cards and other cash management services), unless such Loan Party has obtained the prior written approval of Lender; provided, that the Loan Parties may collectively maintain (i) accounts residing in the United States containing up to $300,000 and (ii) accounts residing outside of the United States to collect foreign receivables and accounts in foreign currencies containing up to $10,000,000, in each case, in the aggregate at any one time without the prior written approval of Lender. If Lender grants such approval, such Loan Party agrees to enter into and cause the bank or other financial institution at which the account is to be maintained to enter into a Control Agreement simultaneously with the opening of such account.

6.33	Collateral Access Agreements

Except with the prior written consent of Lender, after the Effective Date and upon the occurrence and during the continuance of an Event of Default, no Loan Party shall enter into any new lease or agreement (whether oral or written) for Real Property (i) to change the location of the headquarters or the chief executive office of a Loan Party or (ii) where Collateral is stored or located within the United States unless and until, in each case, a Collateral Access Agreement shall first have been obtained with respect to such location or Lender has agreed in writing that no such Collateral Access Agreement shall be required.

6.36         Post-Closing Obligations. Within 30 days after the Effective Date, the Loan Parties shall have delivered or caused to be delivered to Lender, copies of the applicable endorsements of insurance reflecting Lender as additional insured and as lender loss payee on all insurance policies pursuant to Section 6.9 Inspection; Collateral Exam; Inventory, Equipment and Accounts Receivable.

7.	Default

7.1	Events of Default

Time is of the essence of this Agreement. The occurrence of any of the following events shall constitute a default under this Agreement and under the Loan Documents and shall be termed an “Event of Default”:

a.           Default in the payment when due of any amount payable by the Loan Parties hereunder or under the Loan Documents.

b.           Any representation, warranty, or financial statement made by or on behalf of any Loan Party in any of the Loan Documents, or any document contemplated by the Loan Documents, is materially false or materially misleading when made or deemed made.

c.           Default in the performance or observance by any Loan Party of any term, covenant or agreement contained in this Agreement or any other Loan Document.

d.           Any indebtedness of the Loan Parties or Subsidiaries in an aggregate amount in excess of one million five hundred thousand dollars ($1,500,000) under any note, indenture or any other debt instrument is accelerated, excluding this Loan.

e.           Default or an event which, with the passage of time or the giving of notice or both, would constitute a default, by the Loan Parties or Subsidiaries, having an aggregate liability to the Loan Parties in excess of one million five hundred thousand dollars ($1,500,000), occurs on any note, indenture, contract, agreement or any other debt instrument.

f.            Any Loan Party (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any bankruptcy proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

g.           (i) Any involuntary bankruptcy proceeding is commenced or filed against any Loan Party, or any writ, judgment, warrant of attachment, warrant of execution or similar process is issued or levied against a substantial part of any Loan Party’s properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, warrant of execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party admits the material allegations of a petition against it in any bankruptcy proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any bankruptcy proceeding; or (iii) any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business.

h.           Any judgment or regulatory fine is entered against any Loan Party which could be reasonably expected to have a Material Adverse Effect.

i.            The Collateral Documents shall cease to be in full force and effect; or any Loan Party, any officer, director or manager of any Loan Party, or the members or shareholders of any Loan Party or any person by, through or on behalf of any Loan Party or said officers, directors, managers, members or shareholders shall contest the validity or enforceability of any Collateral Document or any other Loan Document.

j.            Any sale, assignment or transfer, in whole or in part, of the Real Property subject to the Real Property Security Documents.

k.           Any of the preceding events occurs with respect to any Guarantor of any of the Obligations, any Guarantor revokes or disputes the validity of, or liability under, the Guarantee or any other guarantee of the Obligations.

l.            Default occurs or any Loan Party fails to comply with any term in any Hedging Transaction Documents which would result in a Termination Event (as defined thereunder) or any other event in which the obligations thereunder are automatically accelerated or accelerated upon the election of Lender or any of Lender’s Affiliates, as the case may be.

7.2	Cure Periods

Borrowers shall not be entitled to any notice of an Event of Default. Borrowers shall not have any right to cure any Event of Default under Sections 7.1(a), (f), (g), (h), (i), or (j). For any other Event of Default, Borrowers may cure such default within ten (10) Banking Business Days of the occurrence of the default, or if it is commercially unreasonable to cure such default within ten Banking Business Days and with Lender's consent, within such longer period of time as is reasonably necessary to accomplish the cure, provided (i) Borrowers promptly commence such cure, (ii) such cure period does not exceed 90 days under any circumstances, and (iii) Borrowers shall pay to Lender all of Lender’s reasonable costs to confirm that the Event of Default has been cured. If an Event of Default is cured, provided Borrowers immediately pay all of Lender’s reasonable enforcement costs, including attorneys’ fees, incurred through the date Lender received notice of the cure, Lender shall cease its enforcement actions and remedies, including any acceleration remedy provided herein or elsewhere in the Loan Documents, and the parties shall proceed under the Loan Documents as if no default has occurred. Notwithstanding Lender’s obligation to terminate its remedies upon a cure as set forth above, Lender shall have no obligation to suspend or delay its enforcement of its rights and remedies under the Loan Documents and at law during any applicable cure period after the expiration of the initial ten Banking Business Days. In no event shall Borrowers have the right to cure Events of Default more than three times during the term of this Agreement.

An Event of Default in respect of any default subject to cure shall not exist during any applicable cure period. If the cure period expires without Borrowers having cured the Event of Default and the Event of Default is not waived, the Event of Default shall be deemed to have occurred as of the date the event or omission giving rise to the Event of Default first occurred. Furthermore, if during the cure period any proceeding is commenced or petition filed under any bankruptcy or insolvency law by or against Borrowers, the cure period shall terminate upon such commencement or filing and the Event of Default shall be deemed to have occurred as of the date the event or omission giving rise to the Event of Default first occurred.

7.3	No Waiver of Event of Default

No course of dealing or delay or failure to assert any Event of Default shall constitute a waiver of that Event of Default or of any prior or subsequent Event of Default.

8.	Remedies

8.1	Remedies upon Event of Default

Upon the occurrence of an Event of Default, and at any time thereafter, all or any portion of the Obligations due or to become due from the Loan Parties to Lender, whether arising under this Agreement, the Promissory Note, or otherwise, at the option of Lender and without notice to the Loan Parties of the exercise of such option (and automatically upon any Event of Default under Sections 7.1f or 7.1g), shall accelerate and become at once due and payable in full, and Lender shall have all rights and remedies created by or arising from the Loan Documents, and all other rights and remedies existing at law, in equity, or by statute.

Additionally, Lender shall have the right, immediately and without prior notice or demand, to set off against the Obligations, whether or not due, all money and other amounts owed by Lender in any capacity to the Loan Parties, including, without limitation, checking accounts, savings accounts, and other depository accounts, and Lender shall be deemed to have exercised such right of setoff and to have made a charge against any such money or amounts immediately upon occurrence of an Event of Default, even though such charge is entered on Lender’s books subsequently thereto.

8.2	Rights and Remedies Cumulative

The rights and remedies conferred herein and in the other Loan Documents are cumulative and not exclusive of any other rights or remedies and shall be in addition to every other right, power, and remedy that Lender may have, whether specifically granted herein or hereafter existing at law, in equity, or by statute. Any and all such rights and remedies (subject to any applicable cure period to which the Loan Parties are entitled) may be exercised from time to time and as often and in such order as Lender may deem expedient, whether or not the Obligations shall be due and payable and whether or not Lender shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

8.3	No Waiver of Rights

No delay or omission in the exercise or pursuance by Lender of any right, power, or remedy shall impair any such right, power, or remedy or shall be construed to be a waiver thereof.

9.	Reserved

10.	General Provisions

10.1	Governing Agreement

Except with respect to any Hedging Transaction Documents, in the event of conflict or inconsistency between this Agreement and the other Loan Documents, the terms, provisions and intent of this Agreement shall govern.

10.2	Loan Parties’ Obligations Cumulative

Every obligation, covenant, condition, provision, warranty, agreement, liability, and undertaking of the Loan Parties contained in the Loan Documents shall be deemed cumulative and not in derogation or substitution of any of the other obligations, covenants, conditions, provisions, warranties, agreements, liabilities, or undertakings of the Loan Parties contained herein or therein.

10.3	Co-Borrowers

All obligations of Borrowers under this Agreement and the Loan Documents shall be joint and several. Each reference to Borrowers in the Loan Documents shall be deemed to refer to each Borrower individually and collectively and each obligation to be performed by Borrowers hereunder shall be performed by each Borrower.

Each of the Borrowers hereby irrevocably appoints the other as its agent and attorney-in-fact for all purposes related to the Loan Documents, including, without limitation, making requests for advances, giving and receiving of notices and other communications, and the making of all certifications and reports required pursuant to the Loan Documents. The action of any of the Borrowers with respect to any advance and the requests, notices, reports and other materials submitted by any of the Borrowers shall bind each of the Borrowers.

Lender shall have no responsibility to inquire into the apportionment, allocation or disposition of any advances.

Each of the Borrowers hereby agrees to indemnify Lender and to hold Lender harmless, pursuant to Section 10.12 Indemnification, from and against any and all liabilities and damages (including contract, tort and equitable claims) which may be awarded against Lender, and for all reasonable attorneys fees, legal expenses and other expenses incurred in defending such claims, arising from or related in any manner to the joint nature of the borrowings hereunder or the status of Borrowers as co-borrowers.

Each of the Borrowers represents and warrants that each of the Borrowers is engaged in operations that require financing on such a joint basis with each other and that each of the Borrowers will derive benefit, directly or indirectly, from the advances made under this Agreement.

Each of the Borrowers shall be a direct, primary and independent obligor and shall not be a guarantor, accommodation party or other Person secondarily liable for the Loan, on the Promissory Note, or under any of the Loan Documents.

10.4	Payment of Expenses and Attorney’s Fees

The Loan Parties shall pay all reasonable expenses of Lender relating to the negotiation, drafting of documents, documentation of the Loan, and administration and supervision of the Loan, including, without limitation, title insurance, recording fees, filing fees, and reasonable attorneys fees and legal expenses, whether incurred in making the Loan, in future amendments or modifications to the Loan Documents, or in ongoing administration and supervision of the Loan.

Upon occurrence of an Event of Default which has not been waived or timely cured, the Loan Parties agree to pay appraisal fees, environmental inspection fees and field examination expenses upon request of Lender, and all costs and expenses, including reasonable attorney fees and legal expenses, incurred by Lender in enforcing, or exercising any remedies under, the Loan Documents, and any other rights and remedies.

The Loan Parties agree to pay all expenses, including reasonable attorney fees and legal expenses, incurred by Lender in any bankruptcy proceedings of any type involving the Loan Parties, the Loan Documents, including, without limitation, expenses incurred in modifying or lifting the automatic stay, determining adequate protection, use of cash collateral or relating to any plan of reorganization.

10.5	Right to Perform for Borrowers

During the existence of an Event of Default, Lender may, in its sole discretion and without any duty to do so, elect to discharge taxes, tax Liens, security interests, or any other Lien upon any property or asset of the Loan Parties, to pay any filing, recording, or other charges payable by the Loan Parties, or to perform any other obligation of the Loan Parties under this Agreement or under the other Loan Documents.

10.6	Assignability

No Loan Party may assign or transfer any of the Loan Documents and any such purported assignment or transfer is void. Lender may assign or transfer any of the Loan Documents with the consent of Borrowers, which consent shall not be unreasonably withheld or delayed; provided, however, that no consent of Borrowers shall be required (a) so long as an Event of Default has occurred and is continuing; (b) for Lender to pledge or assign a security interest in all or any portion of its rights under this Agreement, the Promissory Note or any other Loan Document to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or Federal Home Loan Bank; or (c) for Lender to assign or transfer any of the Loan Documents to an Affiliate of Lender. Funding of the Loan may be provided by an Affiliate of Lender.

10.7	Third Party Beneficiaries

The Loan Documents are made for the sole and exclusive benefit of the Loan Parties and Lender and are not intended to benefit any other third party. No third party may claim any right or benefit or seek to enforce any term or provision of the Loan Documents.

10.8	Governing Law

The Loan Documents shall be governed by and construed in accordance with the laws of the State of Utah, excluding conflict of law provisions that would result in the application of any law other than the laws of the State of Utah, and except to the extent that any such document expressly provides otherwise.

10.9	Severability of Invalid Provisions

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10	Interpretation of Agreement

The article and section headings in this Agreement are inserted for convenience only and shall not be considered part of this Agreement nor be used in its interpretation.

All references in this Agreement to the singular shall be deemed to include the plural when the context so requires, and vice versa. References in the collective or conjunctive shall also include the disjunctive unless the context otherwise clearly requires a different interpretation.

10.11	Survival and Binding Effect of Representations, Warranties, and Covenants

All agreements, representations, warranties, and covenants made herein by the Loan Parties shall survive the execution and delivery of this Agreement and shall continue in effect so long as any obligation to Lender contemplated by this Agreement is outstanding and unpaid, notwithstanding any termination of this Agreement. All agreements, representations, warranties, and covenants made herein by the Loan Parties shall survive any bankruptcy proceedings involving the Loan Parties. All agreements, representations, warranties, and covenants in this Agreement shall bind the party making the same, its successors and, in Lender’s case, assigns, and all rights and remedies in this Agreement shall inure to the benefit of and be enforceable by each party for whom made, their respective successors and, in Lender’s case, assigns.

10.12	Indemnification

Each Loan Party hereby agrees to indemnify Lender for all liabilities and damages (including contract, tort and equitable claims) which may be awarded to third parties against Lender, and for all reasonable attorneys fees, legal expenses and other expenses incurred in defending such claims, arising from or relating in any manner to the negotiation, execution or performance by Lender of the Loan Documents (including all reasonable attorneys fees, legal expenses and other expenses incurred in defending any such claims brought by the Loan Parties if the Loan Parties do not prevail in such actions), excluding only breach of contract, gross negligence, and willful misconduct by Lender. Lender shall have the sole and complete control of the defense of any such claims and is hereby authorized to settle or otherwise compromise any such claims as Lender in good faith determines shall be in the best interests of Lender.

10.13	Environmental Indemnification

Each Loan Party shall indemnify Lender for any and all claims and liabilities, and for damages which may be awarded or incurred by Lender, and for all reasonable attorney fees, legal expenses, and other out-of-pocket expenses arising from or related in any manner, directly or indirectly, to (i) Hazardous Materials located on, in, or under the Real Property; (ii) any Environmental Condition on, in, or under the Real Property; (iii) any material violation of or non compliance with any Environmental Health and Safety Law; (iv) any material breach or violation of Section 5.11 Environmental Representations and Warranties and/or Section 6.13 Environmental Covenants; and/or (v) any activity or omission, whether occurring on or off the Real Property, whether prior to or during the term of the loans secured hereby, and whether by the Loan Parties or any other Person, relating to Hazardous Materials or an Environmental Condition. The indemnification obligations of the Loan Parties under this Section shall survive any reconveyance, release, or foreclosure of the Real Property, any transfer in lieu of foreclosure, and satisfaction of the obligations secured hereby.

Lender shall have the sole and complete control of the defense of any such claims. Lender is hereby authorized to settle or otherwise compromise any such claims as Lender in good faith determines shall be in its best interests.

10.14	Interest on Expenses and Indemnification, Order of Application

All expenses, out-of-pocket costs, attorneys fees and legal expenses, amounts advanced in performance of obligations of the Loan Parties, and indemnification amounts owing by the Loan Parties to Lender under or pursuant to this Agreement and any other Loan Document shall be due and payable upon demand. If not paid upon demand, all such obligations shall bear interest at the Default Rate from the date of disbursement until paid to Lender, both before and after judgment. Lender is authorized to disburse funds under the Revolving Loan for payment of all such obligations.

All payments and recoveries shall be applied to payment of the foregoing obligations, the Promissory Note, and all other amounts owing to Lender by Borrowers in such order and priority as set forth in this Agreement.

10.15	Limitation of Consequential Damages

Lender and its officers, directors, employees, representatives, agents, and attorneys, shall not be liable to the Loan Parties for consequential damages arising from or relating to any breach of contract, tort, or other wrong in connection with the negotiation, documentation, administration or collection of the Loan.

10.16	Waiver and Release of Claims

Each Loan Party hereby (i) represents that neither the Loan Parties nor any Affiliate or principal of the Loan Parties have any defenses to or setoffs against any obligations owing by the Loan Parties, or by the Loan Parties’ Affiliates or principals, to Lender or Lender’s Affiliates, nor any claims against Lender or Lender’s Affiliates for any matter whatsoever, related or unrelated to the Loan Documents or any Obligations, and (ii) releases Lender and Lender’s Affiliates, officers, directors, employees, representatives and agents from all claims, causes of action, and costs, in law or equity, known or unknown, whether or not matured or contingent, existing as of the date hereof that the Loan Parties have or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Loan, including the subject matter of the Loan Documents. The foregoing release does not apply, however, to claims for future performance of express contractual obligations that mature after the date hereof that are owing to the Loan Parties by Lender or Lender’s Affiliates. The Loan Parties acknowledge that Lender has been induced to enter into or continue the obligations by, among other things, the waivers and releases in this Section.

10.17	Revival Clause

If the incurring of any debt by any Loan Party or the payment of any money or transfer of property to Lender by or on behalf of the Loan Parties should for any reason subsequently be determined to be “voidable” or “avoidable” in whole or in part within the meaning of any state or federal law (collectively “voidable transfers”), including, without limitation, fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other federal or state law, and Lender is required to repay or restore any voidable transfers or the amount or any portion thereof, or upon the advice of Lender’s counsel is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of the Loan Parties, and each of them, shall automatically be revived, reinstated and restored and shall exist as though the voidable transfers had never been made.

10.18	Jury Trial Waiver, Arbitration, and Class Action Waiver

This Section contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY.

a.           Jury Trial Waiver. As permitted by applicable law, the Loan Parties and Lender each waive their respective rights to a trial before a jury in connection with any Dispute (as “Dispute” is hereinafter defined), and Disputes shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”).

b.           Arbitration. If a claim, dispute, or controversy arises between the Loan Parties and Lender with respect to the Loan Documents, or any other agreement or business relationship between the Loan Parties and Lender whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any of the parties may require that the Dispute be resolved by binding arbitration before a single arbitrator at the request of any party. By agreeing to arbitrate a Dispute, the Loan Parties and Lender give up any right they may have to a jury trial, as well as other rights they would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters relating to a deposit account, application for or denial of credit, enforcement of any of the obligations the parties have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, including but not limited to the validity, enforceability, meaning, or scope of this arbitration provision, and including a dispute based on or arising from an alleged tort or matters involving either the Loan Parties’ or Lender’s employees, agents, Affiliates, or assigns of a party. However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, the Loan Parties and Lender each will consent to including the third party in the arbitration proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if there is no agreement, in Salt Lake City, Utah.

After entry of an Arbitration Order, the non-moving party shall commence arbitration. The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration. The arbitrator will (i) hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment, (ii) will render a decision and any award applying applicable law, (iii) give effect to any limitations period in determining any Dispute or defense, (iv) enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable, (v) with regard to motions and the arbitration hearing, apply rules of evidence governing civil cases, and (vi) apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The provisions of this arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.

c.           Class Action Waiver. The Loan Parties and Lender each waive the right to litigate in court or arbitrate any claim or Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.

d.           Reliance. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

10.19	Consent to Utah Jurisdiction and Exclusive Jurisdiction of Utah Courts

The Loan Parties and Lender each acknowledge that by execution and delivery of the Loan Documents the parties hereto have transacted business in the State of Utah and the parties hereto voluntarily submit to, consent to, and waive any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from the Loan Documents and/or the transactions contemplated thereby. EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS PROVIDED IN THE ARBITRATION PROVISIONS ABOVE, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.

10.20	Joint and Several Liability

Each Loan Party shall be jointly and severally liable for all obligations and liabilities arising under the Loan Documents.

10.21	Savings Clause

In any action or proceeding involving any state corporate law or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Party, or the validity and enforceability of any security interest, lien or other encumbrance, would otherwise be held or determined to be avoidable, invalid or unenforceable but for the application of this Section, then, notwithstanding any other provision of the Loan Documents to the contrary, without any further action by the Loan Parties or Lender, the amount of such obligations shall be automatically limited and reduced to the highest amount that would not cause such obligations to be voidable, invalid or unenforceable, and any such security interest, lien or encumbrance shall limited to the maximum extent not subject to being voidable, invalid or enforceable, and the Loan Documents shall be deemed automatically amended accordingly.

This Section is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance, invalidity or unenforceability, and no Loan Party or other Person shall have any right or claim under this Section.

10.22	No Partnership or Joint Venture

This Agreement is not intended to create and shall not be interpreted to create any partnership or joint ventures between or among Lender and the Loan Parties.

10.23	Notices

All notices or demands by any party to this Agreement shall, except as otherwise provided herein or in any Hedging Transaction Documents, be in writing and may be sent by certified mail, return receipt requested. Notices so mailed shall be deemed received when deposited in a United States post office box, postage prepaid, properly addressed to the party hereto at the mailing addresses stated herein or to such other addresses as any party hereto may from time to time specify in writing. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee. Notices concerning any Hedging Transaction Documents shall be provided as set forth therein.

Mailing addresses:

Lender:

Zions First National Bank
Corporate Banking Group
One South Main, Suite 300
Salt Lake City, Utah 84133
	Attention:	Michael R. Brough
Senior Vice President

With a copy to:

Holland & Hart LLP
222 South Main Street, Suite 2200
Salt Lake City, Utah 84101
	Attention:	Scott R. Irwin, Esq.

With respect to all Borrowers:

c/o Clarus Corporation
2084 East 3900 South
Salt Lake City, Utah 84124
	Attention:	Aaron J. Kuehne
Chief Financial Officer

With a copy to:

Kane Kessler, P.C.
666 Third Avenue, 23rd Floor
New York, New York 10017
Attention:	Robert L. Lawrence, Esq.

10.24	Duplicate Originals; Counterpart Execution; Electronic Copies

Two or more duplicate originals of the Loan Documents may be signed by the parties, each duplicate of which shall be an original but all of which together shall constitute one and the same instrument. Any of the Loan Documents may be executed in several counterparts, without the requirement that all parties sign each counterpart. Each of such counterparts shall be an original, but all counterparts together shall constitute one and the same instrument. Receipt by Lender and the Loan Parties of an executed copy of this Agreement by facsimile or electronic mail shall constitute conclusive evidence of execution and delivery of this Agreement by the signatory thereto.

Furthermore, Lender shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to the Loan, including, without limitation, this Agreement and the other Loan Documents, and Lender may destroy (other than any promissory note) or archive the paper originals. Each of the Borrowers hereto (i) waives any right to insist or require that Lender produce paper originals (other than in respect of any promissory note), (ii) agrees that such images shall be accorded the same force and effect as the paper originals (other than negotiability in respect of any promissory note), (iii) agrees that Lender is entitled to use such images in lieu of destroyed or archived originals for any purpose (other than negotiability in respect of any promissory note), including as admissible evidence in any demand, presentment or other proceedings, and (iv) further agrees that any executed facsimile (faxed), scanned, or other imaged copy of this Agreement or any other Loan Document shall be deemed to be of the same force and effect as the original manually executed document (other than negotiability in respect of any promissory note).

10.25	Disclosure of Financial and Other Information

The Loan Parties hereby consent to Lender disclosing to any other lender who may participate in the Loan any and all information, knowledge, reports, and records, including, without limitation, financial statements, relating in any manner whatsoever to the Loan and the Loan Parties; provided, however, that Lender shall take reasonable steps to ensure the confidentiality of any documents or information that may be disclosed pursuant to this Section 10.25, including maintaining the confidentiality thereof as required by laws, rules and regulations, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

10.26	Integrated Agreement and Subsequent Amendment

The Loan Documents constitute the entire agreement between Lender and the Loan Parties, and may not be altered or amended except by written agreement signed by Lender and the Loan Parties. PURSUANT TO UTAH CODE SECTION 25-5-4, THE LOAN PARTIES ARE NOTIFIED THAT THESE AGREEMENTS ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN LENDER AND THE APPLICABLE LOAN PARTIES, AND THESE AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

All prior and contemporaneous agreements, arrangements and understandings between the parties hereto as to the subject matter hereof are, except as otherwise expressly provided herein, rescinded.

This Agreement restates, replaces and supersedes in its entirety, but does not extinguish or novate, the Second A&R Loan Agreement.

[Signatures Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed and becomes effective as of the Effective Date.

Lender:

ZB, N.A. dba Zions First National Bank

By:	/s/ Michael R. Brough
Name:	Michael R. Brough
Title:	Senior Vice President

THIRD AMENDED AND RESTATED LOAN AGREEMENT

Signature Pages

Borrowers:

Black Diamond Equipment, Ltd.

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Chief Financial Officer and Secretary

Black Diamond Retail, Inc.

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Chief Financial Officer and Secretary

Clarus Corporation

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Chief Financial Officer and Chief Administrative Officer

Everest/Sapphire Acquisition, LLC

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Secretary and Treasurer

BD North American Holdings, LLC

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Treasurer

THIRD AMENDED AND RESTATED LOAN AGREEMENT

Signature Pages

BD European Holdings, LLC

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Secretary and Treasurer

PIEPS Service, LLC

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Secretary and Treasurer

Sierra Bullets, L.L.C.

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Secretary

THIRD AMENDED AND RESTATED LOAN AGREEMENT

Signature Pages